Exhibit 10.28

DATE 26th OCTOBER 2005

OCEAN DYNAMIC CORP.

-and-

SEA GLOBAL S.A.

as joint and several Borrowers

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Banks

-and-

HSH NORDBANK AG

as L/C Bank

-and-

AEGEAN BALTIC BANK S.A.

as Arranger, Agent and Security Trustee

FINANCIAL AGREEMENT

relating to a certain long-term loan facility
of up to €13,300,000 to finance the acquisition of two newbuilding double hull product tanker vessels with roro facility

V & P Law Firm

CONTENTS

1	PURPOSE AND DEFINITIONS	1
2	THE FACILITY – THE BORROWERS’ JOINT AND SEVERAL LIABILITY – THE CASH COLLATERAL ACCOUNT	22
3	AVAILABILITY – COMMITMENTS BY THE BANKS – POSITION OF THE BANKS AND THE INSTRUCTING GROUP	24
4	NOTICE OF DRAWDOWN	26
5	INTEREST	27
6	INTEREST PERIODS	27
7	SUBSTITUTE BASIS	28
8	PREPAYMENT	29
9	APPLICATION OF PROCEEDS AND EARNINGS	31
10	REPAYMENT	33
11	EVIDENCE OF DEBT	33
12	PAYMENTS – SET OFF- PRO RATA SHARING OF PAYMENTS	33
13	CHANGE OF CIRCUMSTANCES	36
14	REPRESENTATIONS AND WARRANTIES	39
15	SECURITIES	43
16	CONDITIONS PRECEDENT	43
17	MAINTENANCE OF SECURITY	47
18	GENERAL UNDERTAKINGS	47
19	OPERATIONAL UNDERTAKINGS	50
20	INSURANCE UNDERTAKINGS	55
21	RETENTION ACCOUNT	58
22	EVENTS OF DEFAULT	58
23	FEES	61
24	EXPENSES	62
25	INDEMNITY	62
26	STAMP DUTIES	62
27	VARIATIONS AND WAIVERS	62
28	PARTIAL INVALIDITY	64
29	THE ARRANGER, THE AGENT, THE SECURITY TRUSTEE, THE L/C BANK AND THE BANKS	64
30	RETIREMENT OF THE SERVICING BANKS	69
31	ASSIGNMENTS AND TRANSFERS	70
32	LANGUAGE	72
33	NON-IMMUNITY	73
34	NOTICES	73
35	SUPPLEMENTAL	74
36	LAW AND JURISDICTION	75
37	THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS	76
SCHEDULE 1: THE BANKS AND THEIR COMMITMENTS
SCHEDULE 2: NOTICE OF DRAWDOWN
SCHEDULE 3: FORM OF TRANSFER CERTIFICATE
SCHEDULE 4: THE ACKNOWLEDGEMENT

THIS AGREEMENT is made on the 26th day of October 2005

BETWEEN

1	(a)

OCEAN DYNAMIC CORP. a corporation organised and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro. Republic of the Marshall Islands (the “Borrower A”); and

(b)

SEA GLOBAL S.A., a corporation organised and existing under the laws of the Republic of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands (the “Borrower B” and together with the Borrower A the “Borrowers”) as joint and several borrowers.

2	THE BANKS listed in Schedule 1 as Banks; and

3	HSH NORDBANK AG, acting through its office at Gerhart-Hauptmann-Platz 50, 20095, Hamburg, the Federal Republic of Germany as L/C Bank; and

4	AEGEAN BALTIC BANK S.A., acting through its office at 28 Diligianni Street, 145 62 Kifissia, Greece as Arranger, Agent and Security Trustee.

WHEREAS

A.

The Borrowers have requested the Banks to make available to the Borrowers a certain term loan facility not exceeding in aggregate Thirteen million Three hundred thousand Euros (€13,300,000) for the purposes set forth in Clause 2.2.

B.

The Borrowers and the L/C Bank have agreed to enter into a letter of credit facility agreement pursuant to which the L/C Bank shall agree to issue certain letters of credit at the request of each Borrower.

C.

The Banks and the L/C Bank have agreed to share in the manner herein provided in the security to be granted to the Security Trustee, the other Creditor Parties or any of them pursuant to this Agreement.

Now it is hereby agreed as follows:

1	PURPOSE AND DEFINITIONS

1.1	In this Agreement the following terms shall have the following meanings unless the context otherwise requires -

“Accounts” means collectively the Earnings Accounts and the Other Accounts and, in the singular, means any of them;

“Additional Construction Cost” means in respect of each Vessel, an amount of up to One million Five hundred thousand Euros (€1,500,000) as provided in each relevant Additional Works Contract;

“Additional Works’ Advance A” means an amount of up to One million One hundred Eighty-Two thousand Euros (€1,182,000) to be drawndown pursuant to the terms and conditions of this Agreement for the purpose referred to in sub-Clause 2.2 (c) or (as the context may require) the amount thereof from time to time outstanding hereunder;

“Additional Works’ Advance B” means an amount of up to One million One hundred Eighty-two thousand Euros (€1,182,000) to be drawndown pursuant to the terms and conditions of this Agreement for the purpose referred to in sub-Clause 2.2 (c) or (as the context may require) the amount thereof from time to time outstanding hereunder;

“Additional Works’ Advances” means collectively the Additional Works’ Advance A and the Additional Works’ Advance B and, in the singular, means either of them;

“Additional Works’ Contract” means in respect of each Vessel the “Design Building Supervision Representation Procurement of Machinery and Supplies and Turn-Key Delivery” contract dated 30th August 2005 and made between a Borrower and IOTA, as the same may from time to time be amended, varied or supplemented with the Security Trustee’s prior written consent, and in the plural, means both of them;

“Advances” means together the Vessel A Advances and the Vessel B Advances and, in the singular, means any of them;

“AEGEAN PETROLEUM” means AEGEAN MARINE PETROLEUM S.A. of 80, Broad Street, Monrovia, Liberia;

“AEGEAN PETROLEUM Guarantee” means the guarantee and indemnity in respect of the Borrowers’ obligations under this Agreement and the L/C Facility Agreement to be executed by AEGEAN PETROLEUM in favour of the Security Trustee, as the same may from time to time be amended, varied or supplemented;

“Agent” means AEGEAN BALTIC BANK S.A., in its capacity as agent for the Banks and the L/C Bank under the Finance Documents, or any successor of it in such capacity appointed under this Agreement;

“Accounts’ Charge Agreements” means collectively the Other Accounts’ Charge Agreement and the Earnings Accounts’ Charge Agreements and in the singular any of them;

“Applicable Accounting Principles” means those accounting principles, standards and practices on which preparation of the Financial Statements are based, which are International Accounting Standards and principles and practices or such other generally accepted international accounting principles, standards and practices adopted by the Borrowers and/or the Manager and/or AEGEAN PETROLEUM and/or the other members of the Group after the date hereof and notified to the Agent and accepted by the Agent “Applicable Availability Date” means:

(a)	in respect of each Pre-Delivery Advance: 30th October 2005;

(b)	in respect of each Delivery Advance: the earlier of (i) the Delivery Date of the relevant Vessel and (ii) the Final Availability Date; and

(c)	in respect of each Additional Works’ Advance: the earlier of (i) the Delivery Date of the relevant Vessel and (ii) the Final Availability Date;

“Applicable Margin” means:

(a)	in respect of each Vessel A Advance: (i) during the Pre-Delivery Period in respect of Vessel A: 1.40% per annum and (ii) during the Post-Delivery Period in respect of Vessel A: 1.30% per annum; and

(b)	in respect of each Vessel B Advance: (i) during the Pre-Delivery Period in respect of Vessel B: 1.40% per annum and (ii) during the Post-Delivery Period in respect of Vessel B: 1.30% per annum;

“Approved Insurance Brokers” means the insurance brokers appointed by the Borrowers with the Security Trustee’s prior approval;

“Approved S&P Brokers” means each of:

•                       H Clarkson & Company Ltd. of London, England;

•                       Fearnleys A/S of Oslo, Norway;

•                       Maersk Broker K/S of Copenhagen, Denmark;

•                       Simpson Spence & Young of London, England;

•                       R.S. Platou AS of Oslo, Norway;

•                       Arrow Research Ltd. of London, England;

and any other shipbrokers nominated by the Agent from time to time and includes their successors in title and, in the plural, means all of them;

“Approved Management Agreement” means the management agreement in respect of each Vessel made or to be made between the Manager as manager and the relevant Owner thereof as owner on terms acceptable to the Security Trustee and the Instructing Group and, in the plural, means both of them;

“Arranger” means AEGEAN BALTIC BANK S.A. in its capacity as arranger for the Banks and the L/C Bank under the Finance Documents or any successor of it in such capacity appointed under this Agreement;

“Assignment Agreement” means in relation to each Vessel the first priority assignment agreement relative to the Earnings, the Insurances and the Requisition Compensation made between the Owner thereof and the Security Trustee to secure the due payment of the Indebtedness in form and substance satisfactory to the Creditor Parties in their sole discretion as the same may from time to time be amended, varied or supplemented and, in the plural, means both of them;

“Assignment of Refund Guarantees” means in relation to each Vessel the first priority assignment agreement relative to the Refund Guarantees of that Vessel to be made between the Owner thereof and the Security Trustee to secure the due payment of the Indebtedness, in form and substance satisfactory to the Creditor Parties in their sole discretion as the same may from time to time be amended varied or supplemented and, in the plural, means both of them;

“Assignment of Shipbuilding Contract” means in relation to each Vessel the first priority assignment agreement relative to the Shipbuilding Contract of that Vessel to be made between the Owner thereof and the Security Trustee to secure the due payment of the Indebtedness, in form and substance satisfactory to the Creditor Parties in their sole discretion as the same may from time to time be amended varied or supplemented and, in the plural, means both of them;

“Availability Period” means the period commencing from the date of this Agreement and ending on the Final Availability Date;

“Balloon Payment” means in respect of each Tranche each of the final payments referred to in sub-Clause 10.1 (b) and, in the plural, means both of them;

“Bank” means:

(a)	a bank listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent in accordance with Clause 31); or

(b)	a direct or indirect assignee or transferee of such bank or of a successor of it; or

(c)

a direct or indirect successor of an assignee or transferee such as is mentioned in (b) unless any of the foregoing has assigned all of its rights and novated all its obligations and liabilities under the Finance Documents;

“Borrower A Earnings Account” means the interest-bearing deposit account number 100286-52017 with account name ‘OCEAN DYNAMIC CORP – Earnings Account’ to be maintained throughout the Security Period with the Agent in Athens, the Republic of Greece, such account to include any substitute account or revised account or revised designation or number whatsoever;

“Borrower B Earnings Account” means the interest bearing deposit account number 100287-52022 with account name “SEA GLOBAL S.A. – Earnings Account”, to be maintained throughout the Security Period with the Agent in Athens, the Republic of Greece; such account to include any substitute account or revised account or revised designation or number whatsoever;

“Borrower A Earnings Account Charge Agreement” means the first priority assignment pledge and charge agreement to be made between the Borrower A and the Creditor Parties, assigning, pledging and charging the Borrower A Earnings Account and the monies from time to time credited therein to secure the due payment of the Indebtedness in form and substance satisfactory to the Banks and the L/C Bank in their sole discretion as same may from time to time be amended, varied or supplemented;

“Borrower B Earnings Account Charge Agreement” means the first priority assignment pledge and charge agreement to be made between the Borrower B and the Creditor Parties, assigning, pledging and charging the Borrower B Earnings Account and the monies from time to time credited therein to secure the due payment of the Indebtedness in form and substance satisfactory to the Banks and the L/C Bank in their sole discretion as same may from time to time be amended, varied or supplemented;

“Broken Funding Costs” means any amount that the Agent may certify as necessary to compensate the Banks for any loss incurred or to be incurred by them as a consequence of repayment in respect of funds borrowed (or committed to be borrowed) or deposits taken (or committed to be taken) from third parties in connection with the commitment of the Banks in the Facility, or in liquidating or re-employing such funds or deposits for the remaining part of the then current Interest Period;

“Builder” means SEVERNAV S.A. of 204, Timisoara Street, 220242 Drobeta Turnn, Severin, Republic of Romania;

“Business Day” means a day on which banks and financial markets are open for business in all of London, Athens and Hamburg;

“Cash Collateral Amount” means an amount equal to the aggregate of the L/C Facility to be credited to the Cash Collateral Account in accordance with the terms of this Agreement, or as the context may require, any balance thereof from time to time standing to the credit of the Cash Collateral Account;

“Cash Collateral Account” means the interest bearing deposit account nr. 0100285-52028 with account name OCEAN DYNAMIC CORP. et al – Cash Collateral Account’ to be maintained with the Agent in Athens, the Republic of Greece where monies shall be deposited in accordance with Clauses 2.3 and 16.1 and the relevant provisions of the L/C Facility Agreement, such account to include any substitute account or revised account or revised designation or number whatsoever;

“Classification Society” means any classification society being a member of IACS as the Agent may approve in writing;

“Commitment” means in relation to a Bank the amount set out opposite its name in Schedule 1 as reduced or cancelled by any relevant term of this Agreement;

“Commitment Letter” means the letter dated 16th September 2005 issued by the Agent and addressed to, the Borrowers and the Guarantors duly accepted by them on 28th September 2005;

“Compulsory Acquisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of a Vessel by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Contract Price” means in respect of each Vessel, an amount of Six million Eight hundred Thirty-Five thousand Euros (€6,835,000) as the same may be adjusted in accordance with the terms of the Shipbuilding Contract relating to such Vessel;

“Corporate Guarantees” means together the Manager’s Guarantee and AEGEAN PETROLEUM Guarantee and, in the singular, means either of them;

“Corporate Guarantors” means together the Manager and AEGEAN PETROLEUM and in the singular, means either of them;

“Corporate Security Parties” means those of the Security Parties, which are companies or corporations but not natural persons and in the singular means any of them;

“Creditor Party” means each Servicing Bank, each Bank and the L/C Bank whether at the date of this Agreement or at any time thereafter;

“Default Rate” means the aggregate of (i) EURIBOR, (ii) the Applicable Margin and (iii) Two per cent (2%) per annum;

“Delivery Advances” means collectively the Delivery Advance A and the Delivery Advance B and, in the singular, means either of them;

“Delivery Advance A” means an amount of up to Three hundred Forty-One thousand Seven hundred Fifty Euros (€341,750) to be drawndown pursuant to the terms and conditions of this Agreement for the purpose referred to in sub-Clause 2.2 (b) or (as the context may require) the amount thereof from time to time outstanding hereunder;

“Delivery Advance B” means an amount of up to Three hundred Forty-one thousand Seven hundred Fifty Euros (€341,750) to be drawndown pursuant to the terms and conditions of this Agreement for the purpose referred to in sub-Clause 2.2 (b) or (as the context may require) the amount thereof from time to time outstanding hereunder;

“Delivery Date” means in relation to each Vessel the date on which such Vessel is delivered by the Builder to the Owner thereof and, in the plural, means both of them;

“Delivery Instalment” means the instalment of the Contract Price of a Vessel payable by the Owner thereof to the Builder on the Delivery Date of that Vessel in accordance with the Shipbuilding Contract related to such Vessel and, in the plural, means both of them;

“Delivery Instalment Payment Date” means in respect of each Vessel the date provided in Article III Clause 4(e) of the relevant Shipbuilding Contract and, in the plural, means both of them;

“Distribution Monies” means:

(a)

any monies received by the Creditor Parties or any of them (or by any receiver or similar person appointed by any of them) from an Enforcement Action, or from the proceeds or dissolution or liquidation of any Security Party or distribution of its/his assets among its creditors (however such liquidation or distribution may occur);

(b)

any monies received by the Creditor Parties (or any of them) as named insured, loss payee, beneficiary or assignee of any insurance policies of any Security Party in consequence of or after any Enforcement Action;

“Drawdown Date” means the Business Day on which the Borrowers have requested an Advance to be made in accordance with Clause 2.1 or (as the context requires) the date on which such Advance is actually made;

“Earnings” means all freights, charter hires and any other amounts whatsoever which may at any time be earned by, or become payable to or for the account of each Borrower or its agents arising out of or as a result of the ownership, management and/or operation of a Vessel by her Owner or its agents, or under or in relation to any charterparty, contract of carriage or other contract (including a salvage or towage contract) for the use, operation or management of a Vessel, together with all payments for the variation of any such contract, all damages for any breach of any such contract, all general average and salvage remuneration and all compensation receivable in respect of any requisition for hire;

“Earnings Accounts” means together the Borrower A Earnings Account and the Borrower B Earnings Account and in the singular either of them;

“Earnings Accounts’ Charge Agreements” means collectively the Borrower A Earnings Account’s Charge Agreement and the Borrower B Earnings Account’s Charge Agreement and in the singular means either of them;

“EMU Legislation” means legislative measures of the Council of the European Union for the introduction of, changeover to, or operation of, a single or unified European currency being part of the Implementation of the Third Stage;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust agreement or security interest or other encumbrance of any kind securing any obligation of any person or having the effect of conferring security or any type of preferential agreement (including without limitation, title transfer and/or retention arrangements having a similar effect);

“Enforcement Action” shall mean any of the following actions taken by any of the Creditor Parties by means of an instruction to the Security Trustee, by an Instructing Group or otherwise:

(a)	accelerating the due date of any liability of the Borrowers or either of them;

(b)	commencing to enforce or enforcing any Finance Documents;

(c)	commencing or instructing the Security Trustee to commence to enforce or to enforce the Finance Documents or any of them or exercising any power under any Finance Document;

(d)

taking any other action against any of the Security Parties or their assets or threatening any other action against any of the Security Parties or their assets the taking of which could materially affect the common interests of the Creditor Parties;

“Environmental Approvals” means any permit, licence, approval, ruling, certification, variation, exemption or other authorisation relating to a Borrower and/or a Borrower’s business and/or the Manager and /or the Manager’s business and/or any other member of the Group and/or a Vessel and/or any other Relevant Ship required under applicable Environmental Laws;

“Environmental Claim” means:

(a)

any claim by, or directive from, any applicable governmental, judicial or other regulatory authority alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident; or

(b)	any claim by any other person howsoever relating to or arising out of an Environmental Incident and, in each such case, “claim” shall mean a claim for damages, clean-up costs, compliance, remedial action or otherwise;

“Environmental Incident” means:

(a)	any release, discharge, disposal or emission of Material of Environmental Concern by or from a Relevant Ship;

(b)

any incident in which Material of Environmental Concern is released, discharged, disposed of, or emitted by or from a ship other than a Relevant Ship and which involves collision between a Relevant Ship and such other ship or some other incident of navigation or operation, in either case, where a Relevant Ship or the owner or other manager of a Relevant Ship is or are actually or allegedly at fault or otherwise liable (in whole or in part); or

(c)

any incident in which Material of Environmental Concern is released, discharged, disposed of, or emitted by or from a ship other than a Relevant Ship and where a Relevant Ship is actually or potentially liable to be arrested or attached as a result and/or where any owner and/or any operator or a manager of a Relevant Ship is actually or allegedly at fault or otherwise liable (in whole or in part);

“Environmental Laws” means all national and international laws, ordinances, rules, regulations, rules of common law, conventions and agreements whatsoever pertaining to pollution or protection of human health or the environment (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America);

“EURIBOR” means, for an Interest Period:

(a)

the rate per annum equal to the offered quotation for deposits in Euros for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on the appropriate page of the Reuters Monitor Money Rates Service at or about 11.00 a.m. (Brussels time) on the Quotation Date for that Interest Period; or

(b)

if no rate is quoted on the appropriate page of the Reuters Monitor Money Rates Service, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent.) of the rates per annum notified to the Agent by each Bank as the rate at which deposits in Euros are offered to that Bank by leading banks in the European Interbank Market at that Banks’ request at or about 11.00 a.m. (Brussels time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

“Euro” and “Euros” means, for the time being, the single currency of Participating Member States as provided in the EMU Legislation;

“European Interbank Market” means the interbank market for Euros operating in Participating Member States;

“Event of Default” means any of the events listed in Clause 22.1;

“Facility” means the amount of up to Thirteen million Three hundred thousand Euros (€13,300,000) to be made available in up to two (2) Tranches to the Borrowers by the Banks pursuant to the terms of Clauses 2 and 3 or if the context may so require so much thereof as shall for the time being be outstanding to the Banks hereunder;

“Final Availability Date” means 30th October 2007 (or such later date as the Agent may agree with the authorisation of the Banks);

“Final Maturity Date” means the earlier of (i) the date falling ten (10) years from the Delivery Date last to occur and (ii) 30th October 2017; “Finance Documents” means:

(d)	this Agreement;

(b)	the Security Documents;

(c)	the L/C Facility Agreement; and

(d)

any other document (whether creating an Encumbrance or not) which is executed at any time by the Borrowers or any other Security Party or any Creditor Party or any other person as security for, or to establish any form of subordination or priorities’ arrangement in relation to any amount payable to the Creditor Parties or any of them under this Agreement, the L/C Facility Agreement or any of the documents referred to in this definition;

“Financial Statements” means the audited annual financial statements of the Borrowers, the Manager, AEGEAN PETROLEUM and of all other members of the Group referred to in Clause 18.1.1, comprising of a statement of income, balance sheet, cash flow statement and relative notes;

“First Repayment Date” means in relation to each Tranche the date falling three (3) months after the earlier of (i) the Drawdown Date of the Delivery Advance of such Tranche and (ii) the Final Availability Date;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency or tribunal and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Group” means the Borrowers, the Manager, AEGEAN PETROLEUM and all shipping companies engaged in the bunkering business or services associated with or in the same or substantially the same beneficial ownership as the Borrowers, the Manager, AEGEAN PETROLEUM and “members of the Group” shall be construed accordingly;

“Guarantees” means collectively the Corporate Guarantees and the Personal Guarantee and, in the singular, means any of them;

“Guarantors” means collectively the Corporate Guarantors and the Personal Guarantor and, in the singular, means any of them;

“Indebtedness” means any and all moneys, liabilities and obligations (whether actual or contingent, whether existing or hereafter arising, whether or not for the payment of money, and including, without limitation, Broken Funding Costs (if any), and any obligation or liability to pay damages) which are now or which may at any time and from time to time hereafter be due, owing, payable or incurred or expressed to be due, owing, payable or incurred from the Borrowers (whether as principal, surety or otherwise) to the Creditor Parties or any of them under this Agreement, the L/C Facility Agreement and the other Finance Documents;

“Instalments” means in respect of each Vessel collectively the Pre-Delivery Instalments and the Delivery Instalment in respect thereof and, in the singular, means any of them;

“Instalment Payment Date” means in respect of each Vessel collectively the Steel Cutting Instalment Date, the Keel Laying Instalment Payment Date, the Launching Instalment Payment Date and the Delivery Instalment Payment Date and, in the singular, means any of them;

“Instructing Group” means:

(a)

subject to (b) below, all the Banks the aggregate of whose Commitments (as reduced pursuant to the relevant provisions of this Agreement) equals or exceeds seventy per cent (70%) of the Total Commitments; and

(b)	if any Bank transfers its Commitment (in part or in whole) pursuant to Clause 31 (Assignments) its reduced Commitment shall be used in the calculation in (a) above;

“Insurance Documents” means all slips, contracts, policies, certificates of entry or other insurance documents evidencing or constituting the Insurances;

“Insurances” means all policies and contracts of insurance (including all entries of a Vessel in a protection and indemnity and war risks association) or such other arrangements by way of insurance which are from time to time taken out or entered into in respect of or in connection with a Vessel and the Earnings pursuant to Clause 20 of this Agreement and all benefits of such insurances, including all claims of whatsoever nature and return of premiums;

“Insurers” means the underwriters, insurance companies and mutual insurance associations with or by which the Insurances are effected;

“Interest Determination Date” means the date of determination of an Interest Rate by the Agent for the relevant Interest Period in accordance with Clause 5.3;

“Interest Payment Date” means the last day of each Interest Period save that in the case of any Interest Period of more than three (3) months duration, the Interest Payment Dates shall be each of the dates falling at consecutive three (3) monthly intervals after the commencement thereof and the last day thereof provided that if any such date is not a Business Day the relevant Interest Payment Date shall be the next succeeding day which is a Business Day unless such next succeeding Business Day falls in another calendar month in which event the relevant Interest Payment Date shall be the immediately preceding Business Day;

“Interest Period” means each of the successive periods determined in accordance with Clause 6 of this Agreement;

“Interest Rate” means the aggregate of (a) the Applicable Margin and (b) EURIBOR;

“IOTA” means IOTA CORPORATION of 80, Broad Street, Monrovia, Liberia;

“ISM Code” means, in relation to its application to the Borrowers, the Manager, the Vessels and their operation -

(a)

The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)

all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time; “ISM Code Documentation” includes -

(a)	the document of compliance and safety management certificate issued pursuant to the ISM Code in relation to a Vessel within the periods specified by the ISM Code; and

(b)	all other documents and data which are relevant to the ISM, SMS and its implementation and verification which the Security Trustee may require; and

(c)

any other documents which are prepared or which are otherwise relevant to establish and maintain a Vessel’s and/or the Owner’s thereof compliance with the ISM Code which the Security Trustee may require;

“ISM Responsible Person” means -

(a)

each and every person who has assumed responsibility for the operation of a Vessel and has agreed to take over or is required to assume responsibility for the performance or observance of the duties and responsibilities imposed by the ISM Code; and

(b)

each and every person ashore who is a ‘designated person’ for the purposes of the ISM Code with direct access to the highest level of management of the Owner’s or any other operator of a Vessel and who, in that capacity, has under the ISM Code responsibility and authority which includes -

(i) monitoring the safety and pollution prevention aspects of the operation of a Vessel; and

(ii) ensuring that adequate resources and shore-based support are supplied,

as required under the ISM Code;

“ISM SMS” means, in relation to a Vessel, the safety management system for such Vessel which is required to be developed, implemented and maintained by the Owner thereof under the ISM Code;

“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organization Assembly as the same may have been or may be amended or supplemented from time to time;

“ISPS Code Documentation” includes:

(a)	the International Ship Security Certificate Issued pursuant to the ISPS Code in relation to a Vessel within the periods specified by the ISPS Code; and

(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Banks may require;

“Keel Laying Instalment” means the instalment of the Contract Price of a Vessel payable by the Owner thereof to the Builder on the date of the laying of the keel of that Vessel in accordance with the Shipbuilding Contract related to such Vessel and, in the plural, means both of them;

“Keel Laying Instalment Payment Date” means in respect of each Vessel the date provided in Article III Clause 4 paragraph (c) of the relevant Shipbuilding Contract;

“Launching Instalment” means the instalment of the Contract Price of a Vessel payable by the Owner thereof to the Builder on the date of the launching of such Vessel in accordance with the Shipbuilding Contract related to such Vessel and, in the plural, means both of them;

“Launching Instalment Payment Date” means in respect of each Vessel the date provided in Article III Clause 4 paragraph (d) of the relevant Shipbuilding Contract;

“L/C Bank” means HSH NORDBANK AG, in its capacity as issuing bank under the L/C Facility Agreement, or any successor of it in such capacity;

“L/C Facility” means the facility for an aggregate amount of up to Twelve million Three hundred Three thousand Euros (€12,303,000) to be made available to the Borrowers by the L/C Bank for the purpose of issuance of Letters of Credit pursuant to the terms of the L/C Facility Agreement;

“L/C Facility Agreement” means the agreement made or to be made by and among the L/C Bank and the Borrowers pursuant to which the L/C Bank shall make available to the Borrowers the L/C Facility, as the same may from time to time be amended varied or supplemented;

“Letters of Credit” or “L/Cs” means collectively the two letters of credit to be issued by the L/C Bank in favour of the Builder in connection with each Shipbuilding Contract in accordance with the terms of the L/C Facility Agreement together with any amendments thereto or supplements thereof and, in the singular, means either of them;

“Manager” means AEGEAN BUNKERING SERVICES INC., a corporation duly formed and validly existing under the laws of the Republic of Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands or any other company approved by the Security Trustee as manager of the Vessels;

“Manager’s Guarantee” means the guarantee and indemnity in respect of the Borrowers’ obligations under this Agreement and the other Finance Documents to be executed by the Manager in favour of the Security Trustee in form and substance satisfactory to the Banks in its sole discretion as the same may from time to time be amended, varied or supplemented;

“Market Value” means the market value of a Mortgaged Vessel determined in accordance with Clause 17.1;

“Material of Environmental Concern” means oil, oil products and any other substance including any chemical, gas or other hazardous or noxious substance) which is (or is capable or being or becoming) polluting toxic or hazardous;

“Mortgage” means in relation to each Vessel the first preferred or priority mortgage over each Vessel to be executed and delivered by the Owner thereof in favour of the Security Trustee or the Creditor Parties as appropriate to secure the due payment of the Indebtedness, in form and substance satisfactory to the Banks in their sole discretion as the same may from time to time be amended, varied or supplemented and, in the plural, means both of them;

“Mortgaged Vessel” means at any relevant time a Vessel which is, at such time, subject to a Mortgage and/or the Earnings, Insurances and Requisition Compensation of which are subject to an Encumbrance and, in the plural, means both of them;

“Notice of Drawdown” means the written notice in the form set out in Schedule 2 (or in any other form which the Agent may request);

“Nomination Date” means the Business Day, which is three (3) Business Days prior to the commencement of an Interest Period;

“Other Accounts” means collectively the Retention Account and the Cash Collateral Account and in the singular means either of them;

“Other Accounts’ Charge Agreement” means the first priority assignment, pledge and charge agreement to be made between the Borrowers and the Creditor Parties, assigning, pledging and charging each of the Other Accounts the monies from time to time credited therein to secure the due payment of the Indebtedness in form and substance satisfactory to the Banks and the L/C Bank in their sole discretion as the same may from time to time be amended, varied or supplemented;

“Owner” means:

(a)	in respect of the Vessel A: the Borrower A; and

(b)	in respect of the Vessel B: the Borrower B,

and in the plural means both of them;

“Participating Member State” means each state so described in any EMU Legislation;

“Party” means in relation to any document, a party to that document;

“Permitted Encumbrance” means:

(a)	any Encumbrance created by or pursuant to the Finance Documents; and

(b)

any lien on a Vessel for crew’s wages or salvage or otherwise arising in the normal course of trading and being regularly settled, the total amount of such lien or liens not to be material in the sole opinion of the Agent in relation to any security created in favour of the Security Trustee or the Creditor Parties pursuant to the Finance Documents;

“Personal Guarantor” means an individual acceptable to the Creditor Parties in their sole discretion who shall execute the Personal Guarantee;

“Personal Guarantee” means the guarantee in respect of the Borrowers’ obligations under this Agreement and the other Finance Documents to be executed by the Personal Guarantor in favour of the Creditor Parties in form and substance satisfactory to the Banks in their sole discretion as the same may from time to time be amended, varied or supplemented;

“Post-Delivery Period” means in respect of each Vessel the period commencing on the Delivery Date on such Vessel and ending on the date on which the Indebtedness shall have been repaid in full to the Creditor Parties;

“Potential Event of Default” means any event which may become with the giving of notice or passage of time or other conditions or any combination of the foregoing, an Event of Default;

“Pre-Delivery Advance A “ means an amount of up to Five million One hundred Twenty-Six thousand Two hundred Fifty Euros (€5,126,250) to be drawndown pursuant to the terms and conditions of this Agreement for the purpose referred to in sub-Clause 2.2 (a) or (as the context may require) the amount thereof from time to time outstanding hereunder;

“Pre-Delivery Advance B” means an amount of up to Five million One hundred Twenty-Six thousand Two hundred Fifty Euros (€5,126,250) to be drawdown pursuant to the terms and conditions of this Agreement for the purpose referred to in sub-Clause 2.2 (a) or (as the context may require) the amount thereof from time to time outstanding hereunder;

“Pre-Delivery Advances” means collectively the Pre-Delivery Advance A and the Pre-Delivery Advance B and, in the singular, means either of them;

“Pre-Delivery Instalments” means in respect of each Vessel collectively the Steel Cutting Instalment, the Keel Laying Instalment and the Launching Instalment in respect of such Vessel and, in the singular, means any of them;

“Pre-Delivery Period” means in respect of each Vessel the period commencing on the Drawdown Date of the Pre-Delivery Advance drawndown in respect of such Vessel and ending on the Delivery Date of such Vessel;

“Proceeds” means the proceeds paid under the terms of the Finance Documents (including but not limited to the proceeds of a sale of a Vessel, the Earnings and the Insurances), the proceeds from the enforcement of any of the Finance Documents, and following an Event of Default any moneys to the credit of the Borrowers or either of them in the Accounts or any of them;

“Proportionate Share” means, at any time, the proportion which that Bank’s Commitment (which has been advanced) then bears to the aggregate Commitments of all the Banks (which have been advanced).

“Protection and Indemnity Risks” means the usual risks covered by a protection and indemnity association that is a member of the International Group of Protection and Indemnity Associations, including the proportion not otherwise recoverable in case of collision under the ordinary running-down clause;

“Purchase Documents” means in respect of each Vessel all documents referred to in Article VIII, Clause 3 of the relevant Shipbuilding Contract which shall be delivered to the relevant Owner by the Builder including without limitation, the Builder’s certificate, the Builder’s invoices, the bill of sale, the protocol of delivery and acceptance, the commercial invoices and the class certificates;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the Target Day on which quotations would ordinarily be given by leading banks in the European Interbank Market for deposits in Euros for delivery on the first day of that Interest Period or other period;

“Refund Guarantees” means collectively each refund guarantee to be issued by the Refund Guarantor pursuant to each Shipbuilding Contract and, in the singular, means any of them;

“Refund Guarantor” means BANCA COMMERCIALA ROMANA S.A. of the Republic of Romania and/or any other bank acceptable to Creditor Parties, in their sole discretion, as issuing bank of the Refund Guarantees and, in the plural, means all of them;

“Relevant Ship” means the Vessels and any other ship from time to time owned, managed or crewed by, or demise or bareboat chartered to a Borrower and/or any other member of the Group;

“Requisition Compensation” means all compensation payable by reason of any Compulsory Acquisition of a Vessel;

“Repayment Date” means in respect of each Tranche, the First Repayment Date in respect of such Tranche and each of the thirty nine (39) dates falling at three (3) monthly intervals after such First Repayment Date up to and including the date falling one hundred and seventeen days after such First Repayment Date, provided that if such day is not a Business Day, that Repayment Date shall be the next succeeding day which is a Business Day unless such next succeeding Business Day falls in another calendar month in which event that Repayment Date shall be the immediately preceding Business Day;

“Repayment Instalment” means in respect of each Tranche each of the instalments referred to in sub-Clause 10.1 (a) and, in the plural, means all of them;

“Retention Account” means the interest-bearing deposit account number 0100285-50028 with account name OCEAN DYNAMIC CORP et al – Retention Account’ to be maintained throughout the Security Period with the Agent in Athens, Republic of Greece, such account to include any substitute account or revised account or revised designation or number whatsoever;

“Security Documents” means together the Mortgages, the Assignment Agreements, the Accounts’ Charge Agreements, the Assignments of the Shipbuilding Contracts, the Assignments of the Refund Guarantees, the Guarantees and any other agreement or document that may be executed at any time by the Borrowers, the other Security Parties or any other person as security for all or any part of the Indebtedness and in the singular means any of them;

“Security Parties” means each Party to the Finance Documents (other than the Creditor Parties) and in the singular means any one of them;

“Security Period” means the period commencing with the execution of this Agreement and ending on the date on which the Indebtedness is repaid in full to the Creditor Parties to the full satisfaction of the Security Trustee;

“Security Requirement” means the amount in Euros (as certified by the Agent whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers and the Creditor Parties) which is, at any relevant time:

(a)

during the period commencing on the earlier of (i) the Drawdown Date of the last Delivery Advance to be drawn down and (ii) the Final Availability Date and ending on the date falling sixty (60) months thereafter (the “Security Requirement Adjustment Date”), One hundred Twenty-Five per cent (125%) of the Facility;

(b)

during the period commencing on the date falling immediately after the Security Requirement Adjustment Date and ending on the date when all amounts owing under this Agreement and the other Finance Documents have been paid in full, One hundred Thirty-Five per cent (135%) of the Facility;

“Security Trustee” means AEGEAN BALTIC BANK S.A., in its capacity as security trustee for the Banks and the L/G Bank under the Finance Documents, or any successor of it in such capacity appointed under this Agreement;

“Security Value” means the amount in Euros (as certified by the Agent whose certificate shall in the absence of manifest error, be conclusive and binding on the Borrowers and the Creditor Parties) which is, at any relevant time, the aggregate of the market values of the Mortgaged Vessels as most recently determined in accordance with Clause 17.1;

“Servicing Bank” means each of the Arranger, the Agent and the Security Trustee whether as at the date of this Agreement or at any time thereafter;

“Shipbuilding Contract A” means the shipbuilding contract dated 3rd June 2005 entered into between the Builder as builder/seller and the Borrower A as buyer, for the construction and completion of the Vessel A at the Contract Price, as the same may from time to time be amended, varied or supplemented, with the Security Trustee’s prior written consent;

“Shipbuilding Contract B” means the shipbuilding contract dated 3rd June 2005 entered into between the Builder as builder/seller and the Borrower B as buyer, for the construction and completion of the Vessel B at the Contract Price, as same may from time to time be amended, varied or supplemented;

“Shipbuilding Contracts” means together the Shipbuilding Contract A and the Shipbuilding Contract B, and, in the singular, means either of them;

“Steel Cutting Instalment” means the instalment of the Contract Price of a Vessel payable by the Owner thereof to the Builder on the date of the steel cutting of that Vessel in accordance with the Shipbuilding Contract related to such Vessel and, in the plural, means both of them;

“Steel Cutting Instalment Payment Date” means in respect of each Vessel the date provided in Article III Clause 4 paragraph (b) of each relevant Shipbuilding Contract;

“Subject Documents” means all of the Finance Documents, the Shipbuilding Contracts, the Additional Works Contracts, the Refund Guarantees, the Letters of Credit, the Purchase Documents and the Approved Management Agreements (none to be amended, varied, supplemented or modified without the consent of the Security Trustee) and together with any other instruments, document or memorandum, scheduled to any of the documents referred to above, and any notice, consent or acknowledgement referred to in or required pursuant to any of the documents referred to above and any document, instrument or memorandum which secures any of the obligations of the Borrowers under any of the Finance Documents or under any other Subject Document;

“Target Day” means a day on which the Trans-European Automated Real time Gross settlement Express Transfer system is open, which is, at the date of this Agreement, any day (other than a Saturday or Sunday) other than Christmas Day and New Year’s Day;

“Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed (other than taxes on the overall net income of the Banks) and “Tax” and “Taxation” shall be construed accordingly;

“Third Stage” means the third stage of European economic and monetary union pursuant to the Treaty on European Union;

“Total Commitments” means in relation to the Banks, the aggregate for the time being of their respective Commitments in respect of the Facility;

“Total Construction Cost” means in respect of each Vessel together the Additional Construction Cost and the Contract Price;

“Total Loss” means in relation to a Vessel:

(a)	the actual or constructive or compromised or arranged or agreed total loss of a Vessel; or

(b)	the Compulsory Acquisition of a Vessel; or

(c)

the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Vessel (other than where the same amounts to the Compulsory Acquisition of a Vessel) by any Government Entity or by persons acting or purporting to act on behalf of any Government Entity unless a Vessel be released and restored to the Owner thereof from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof;

“Tranches” means collectively the Vessel A Tranche and the Vessel B Tranche and, in the singular, means either of them;

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 3 signed by a Bank and a Transferee whereby:

(i)	such Bank seeks to procure the transfer to such Transferee of all or a part of the Bank’s rights and obligations hereunder, subject to and upon the terms and conditions set out in Clause 31; and

(ii)	such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Agent as contemplated in Clause 31.5;

“Transferee” means a bank to which a Bank seeks to transfer all or part of its rights and obligations in accordance with Clause 31;

“Treaty on European Union” means the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty of 7 February 1992;

“Trust Property” means collectively -

(i)

the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Security Trustee under or pursuant to the Finance Documents (including, without limitation, the benefit of all covenants and undertakings given in the Finance Documents);

(ii)

all moneys, property and other assets paid or transferred to or vested in the Security Trustee (or any agent of the Security Trustee) or received or recovered by the Security Trustee and/or the Agent (or any agent of the Security Trustee and/or the Agent) pursuant to, or in connection with, any of the Finance Documents; and

(iii)

all rights, benefits, interests, money, investments, property, and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by the Security Trustee (or the Agent or any other agent of the Security Trustee and/or the Agent) in respect of the same (or any part thereof);

“Vessel A” means the double-hull single screw diesel engine driven carrier of diesel oil gasoline and other clean and dirty oil products with roro facility of approximately 2,400 dwt having hull no. N2230007 to be constructed by the Builder pursuant to the Shipbuilding Contract A, to be acquired by the Borrower A and to be registered on the relevant Delivery Date in its ownership under a flag acceptable to the Creditor Parties under a name approved by the relevant flag authorities;

“Vessel A Advances” means collectively the Pre-Delivery Advance A, the Delivery Advance A and the Additional Works Advance A and in the singular, means any of them;

“Vessel A Tranche” means that part of the Facility consisting of the Vessel A Advances;

“Vessel B” means the double-hull single screw diesel engine driven carrier of diesel oil gasoline and other clean and dirty oil products of approximately 2,400 dwt having hull no. N2220000 being constructed by the Builder pursuant to the Shipbuilding Contract B to be acquired by the Borrower B and to be registered on the relevant Delivery Date in its ownership under a flag acceptable to the Creditor Parties under a name approved by the relevant flag authorities;

“Vessel B Advances” means collectively the Pre-Delivery Advance B, the Delivery Advance B and the Additional Works Advance B and in the singular, means any of them;

“Vessel B Tranche” means that part of the Facility consisting of the Vessel B Advances;

“Vessel’s Security Documents” means in respect of each Vessel together the Mortgage and the Assignment Agreement in respect of such Vessel and, in the singular, means any of them;

“War Risks” means the risk of any hostile acts, mines or torpedoes and all risks excluded by F.C. & S Clauses 24 - 26 (inclusive) of the Institute Time Clauses (Hulls) (1.11.95) (or any equivalent provision); and

1.2

In this Agreement references to the “Arranger”, the “Agent”, the “Security Trustee”, the “L/C Bank” or any “Bank” shall be construed so as to include its and any subsequent successors, assigns, transferees and sub-participants in accordance with their respective interests.

1.3

In this Agreement references to periods of ‘months’ shall mean a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month in which such period started and (a) if such numerically corresponding day is not a Business Day, such period shall end on the next following Business Day in the same calendar month, or if there is no such Business Day, such period shall end on the preceding Business Day and (b) if there is no numerically corresponding day in the next calendar month then such period shall end on the last Business Day in that calendar month (and ‘month’ and ‘monthly’ shall be construed accordingly).

1.4	In this Agreement unless the context otherwise requires -

1.4.1

clause headings and sub-headings are inserted for convenience only and shall not affect the construction of the Agreement and unless otherwise specified, all references to Clauses and Schedules are to clauses of, and schedules to, this Agreement;

1.4.2	words importing the singular shall include the plural and vice versa;

1.4.3	fees, costs and expenses shall be exclusive of any value added tax or similar tax (if any) which shall accordingly be payable in addition;

1.4.4

any reference to agreements, documents or instruments includes a reference to that agreement, document or instrument as amended, supplemented, substituted, novated, replaced or assigned from time to time;

1.4.5	references to persons include any individual, partnership, firm, trust, body corporate, government, governmental body, authority, agency, unincorporated body of persons or association;

1.4.6	a reference to any enactment or statutory provision include any enactment or statutory provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same and shall include any orders, regulations, codes of practice, instruments or other subordinated legislation made under the relevant enactment or statutory provision;

1.4.7	the words ‘herein’, ‘hereto’ and ‘hereunder’ refer to this Agreement as a whole and not to the particular Clause or Schedule in which the words may be used;

1.4.8

the liquidation, winding-up or dissolution of a company or body corporate or the appointment of a receiver, manager or administrator of or in relation to a company or body corporate or any of its assets shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which it is incorporated or any jurisdiction in which it carries on business or has assets or liabilities; and

1.4.9

a reference to any “relevant Advance” (including without limitation any Pre-Delivery Advance, and Delivery Advance or any Additional Works’ Advance) when used in connection with a particular Vessel shall be construed as reference to the Vessel being financed by such Advance and references to the “relevant Broker” or “relevant Owner” shall be construed accordingly.

1.5

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Arranger, the Agent or the Security Trustee or any of the Banks and the Borrowers or their representatives prior to the date of this Agreement, including, without limitation, the Commitment Letter.

2	THE FACILITY – THE BORROWERS’ JOINT AND SEVERAL LIABILITY – THE CASH COLLATERAL ACCOUNT

2.1

Subject to the terms and conditions of this Agreement, each of the Banks hereby agree to make available to the Borrowers upon the terms and subject to the conditions of this Agreement its Commitment of an aggregate amount not exceeding at any relevant time Thirteen million Three hundred thousand Euros (€13,300,000) to finance up to 80% of the Total Construction Cost of the Vessels in two (2) equal Tranches, each in the amount of up to Six million Six hundred and Fifty thousand Euros (€6,650,000) each of which shall be provided in three (3) Advances provided however that:

(a) a Pre-Delivery Advance in respect of a Vessel shall be in an amount of up to 75% of the Contract Price of that Vessel;

(b) a Delivery Advance in respect of a Vessel which when aggregated with the amount of the Pre-Delivery Advance in respect of that Vessel shall not exceed 80% of the Contract Price of that Vessel; and

(c) an Additional Works’ Advance in respect of a Vessel shall not exceed 80% of the Additional Construction Cost of that Vessel.

2.2	Each of the Borrowers hereby undertakes to use the entire proceeds of each Advance as follows:

(a)

each Pre-Delivery Advance for the purpose of assisting each Borrower in securing its obligations under the L/C Facility Agreement, provided however that both Pre-Delivery Advances shall be made available to the Borrowers on the same Drawdown Date;

	(b)	each Delivery Advance for the purpose of assisting each Borrower in refinancing shareholders loans incurred in connection with the construction of the Vessel being purchased by it; and

(c)

each Additional Works’ Advance for the purpose of assisting each Borrower in refinancing shareholders’ loans incurred in connection with the Additional Works’ Contract of the Vessel being purchased by it.

2.3

Each of the Borrowers hereby (a) irrevocably instructs the Banks and the Agent to credit both Pre-Delivery Advances on the Drawdown Date to the Cash Collateral Account, (b) undertakes to pay to the credit of the Cash Collateral Account on or prior to the Drawdown Date of the Pre-Delivery Advances any and all amounts required so that the amount credited to the Cash Collateral Account is equal to the amount of the L/C Facility, provided however that the Agent shall (and is hereby irrevocably instructed by the Borrowers to effect the relevant payments) at the written request of the Borrowers’ and with the prior written consent of the L/C Bank make the following payments to the Builder from funds credited to the Cash Collateral Account subject to (i) no Event of Default having occurred, (ii) no prior demand in respect of the relevant sum under a Letter of Credit having been made and (iii) the conditions precedent referred to in Clause 16.2 having been duly fulfilled to the satisfaction of the Security Trustee:

(a)

an amount of up to Euros One million Twenty-Five thousand Two hundred Fifty (€1,025,250) towards payment to the Builder of the Steel Cutting Instalment for each Vessel on the Steel Cutting Instalment Payment Date in respect thereof;

(b)

an amount of up to Euros One million Twenty-five thousand Two hundred Fifty (€1,025,250) towards payment to the Builder of the Keel Laying Instalment for each Vessel on the Keel Laying Instalment Payment Date in respect thereof;

(c)

the amount of up to Euros One million Three hundred Sixty-Seven thousand (€1,367,000) towards payment to the Builder of the Launching Instalment for each Vessel on the Launching Instalment Payment Date in respect thereof;

(d)

the amount of up to Euros Two million Seven hundred Thirty-Four thousand (€2,734,000) towards payment to the Builder of the Delivery Instalment for each Vessel on the Delivery Instalment Payment Date in respect thereof.

2.4	Subject to the terms of this Agreement, each of the Banks shall make their respective Commitment available to the Borrowers on each Drawdown Date in respect thereof.

2.5

All the liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be joint and several so that each Borrower shall be jointly and severally responsible with the other Borrower for all liabilities and obligations of the Borrowers under this Agreement and so that such liabilities and obligations shall not be impaired by -

1.

any failure of this Agreement to be legal, valid, binding and enforceable in relation to either of the Borrowers whether as a result of lack of corporate capacity, due authorisation, effective execution or otherwise;

	2.	any giving of time, forbearance, indulgence, waiver or discharge in relation to either of the Borrowers or to any other party of the Security Documents; or

	3.	any other matter or event whatsoever which might have the effect of impairing all or any of the liabilities and obligations of either of the Borrowers.

2.6

Each of the Borrowers declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and neither of the Borrowers shall in any circumstances be construed to be a surety for the obligations of the other Borrower hereunder.

2.7

Until all sums owing to the Creditor Parties by the Borrowers under this Agreement and the other Finance Documents have been paid in full neither of the Borrowers (hereinafter called “Creditor Borrower”) will without the prior written consent of the Agent ask, demand, sue for, take or receive from the other Borrower or any other member of the Group (hereinafter called “Debtor Borrower”) by set-off or any other manner the whole or any part of all present and future sums, liabilities and obligations payable or owing by the Debtor Borrower to the Creditor Borrower whether actual or contingent jointly or severally or otherwise howsoever (such sums being hereinafter called the “Subordinated Liabilities”) so long as any Senior Liabilities are outstanding to the Banks (for which purpose “Senior Liabilities” shall mean all present and future sums, liabilities and obligations whatsoever payable or owing by the Borrowers (or either of them) pursuant to the Finance Documents or any of them or otherwise whatsoever, whether actual or contingent jointly or severally or otherwise howsoever).

2.8

The Creditor Parties may, but will not be bound to, enquire as to the proposed or actual application of an Advance, but will not be bound to monitor or verify that application or be responsible for, or for the consequences of, that application.

3	AVAILABILITY – COMMITMENTS BY THE BANKS – POSITION OF THE BANKS AND THE INSTRUCTING GROUP

3.1

Subject as herein provided each Advance is available to the Borrowers for drawing until its Applicable Availability Date. Any Advance or any part thereof which remains undrawn at the close of business in Athens on its Applicable Availability Date shall be automatically cancelled.

3.2

The Banks severally agree with the Borrowers to make the Facility available in the proportionate amount of their Commitments to the Total Commitments on the terms and conditions set out in this Agreement. In the event that any Bank fails to make available its Commitment in respect of any Advance neither the Agent, nor any other Creditor Party shall be liable to the Borrowers to make available all or any part of such Commitment nor to compensate the Borrowers for such failure.

3.3

Notwithstanding any other term of this Agreement, the interests of the Banks and the L/C Bank under this Agreement and the L/C Facility Agreement are several and the aggregate of the amounts outstanding at any time hereunder or under the L/C Facility Agreement or under the other Finance Documents from the Borrowers to each Bank or the L/C Bank (as the case may be) is a separate and independent debt; accordingly each Bank and the L/C Bank shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement and the L/C Facility Agreement without joining the Arranger, the Agent, the Security Trustee or any other Bank as additional parties in the proceedings.

3.4	However, without the prior consent of the Instructing Group, a Bank or the L/C Bank may not bring proceedings in respect of:

	(a)	any other liability or obligation of any Security Party under or connected with a Finance Document; or

	(b)	any misrepresentation or breach of warranty by any Security Party in or connected with a Finance Document.

3.5

The obligations of the Banks and the L/C Bank under this Agreement, the L/C Facility Agreement and the other Finance Documents are several; and a failure of a Bank or the L/C Bank to perform its respective obligations under this Agreement or the L/C Facility Agreement or any other Finance Documents shall not result in:

	(a)	the obligations of the other Banks or the L/C Bank being increased; nor

	(b)	any Security Party or any other Bank or the L/C Bank being discharged (in whole or in part) from its obligations under any Finance Document;

and in no circumstances shall a Bank or the L/C Bank have any responsibility for a failure of another Bank to perform its obligations under this Agreement or any other Finance Documents.

3.6	Every Bank, the L/C Bank and each Security Party shall be bound by:

	(a)	any determination made, or action taken, by the Instructing Group under any provision of a Finance Document;

	(b)	any instruction or authorisation given by the Instructing Group to any Servicing Bank under or in connection with any Finance Document;

(c) any action taken (or in good faith purportedly taken) by the Servicing Bank in accordance with such an instruction or authorisation.

3.7	However, the Borrowers and each other Security Party:

(a)

shall be entitled to assume that the Instructing Group has duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Servicing Bank has taken or is about to take; and

(b) shall not be entitled to require any evidence that such an instruction or authorization has been given.

3.8	In Clauses 3.6 and 3.7 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

3.9

Nothing contained in this Agreement and no action taken by the Creditor Parties pursuant to this Agreement or under the other Finance Documents shall be deemed to constitute the Creditor Parties as a partnership, association, joint venture or other entity.

4	NOTICE OF DRAWDOWN

4.1	The Borrowers may make a request for an Advance by sending to the Agent a duly completed Notice of Drawdown subject to the conditions in this Clause 4.

4.2	All Advances shall be subject to the following conditions being complied with to the Agent’s and the Security Trustee’s satisfaction -

4.2.1

on the Drawdown Date of an Advance the conditions precedent set out in Clause 16 in respect thereof shall have either been satisfied or have been waived by the Security Trustee acting with the authorisation of all Banks (whether with or without conditions) and the undertakings in Clause 19 so far as they are relevant on such Drawdown Date have at all times been complied with; and

4.2.2

on the date of a Notice of Drawdown and on the relevant Drawdown Date of that Advance no Event of Default or Potential Event of Default has occurred and is continuing or might result from the relevant Advance being paid to the Borrowers; and

4.2.3	on each date of a Notice of Drawdown the representations and warranties set out in Clause 14 and the other Security Documents are true and correct; and

4.2.4

the Agent shall have received a Notice of Drawdown not later than 11.00 a.m. (London time) on the third (3rd) Business Day prior to the relevant Drawdown Date (or such shorter period as may be agreed by the Agent) from the Borrowers setting out such proposed Drawdown Date.

4.3	A Notice of Drawdown once made shall be irrevocable.

5	INTEREST

5.1	On each Interest Payment Date the Borrowers shall pay to the Agent for the account of the Banks for the period elapsed accrued interest at the Interest Rate on the amount of each Advance in Euros.

5.2

Interest shall be calculated on the basis of the actual number of days elapsed and a three hundred and sixty (360) day year or on such basis as the Agent may determine in accordance with market practice.

5.3

Each determination of an Interest Rate hereunder shall be made by the Agent on each day on which quotations would ordinarily be given by leading banks in the European Interbank market for deposits in Euros for delivery on the first day of the relevant Interest Period and shall be promptly notified by the Agent to the Borrowers and the Banks.

6	INTEREST PERIODS

6.1

Subject to Clause 6.2, the Interest Periods shall be periods of a duration of three (3), six (6) or nine (9) months (or such other periods as the Banks and the Borrowers may agree) as selected by the Borrowers by written notice to be received by the Agent not later than 11.00 a.m. (London time) on the relevant Nomination Date.

6.2	Notwithstanding the provisions of Clause 6.1 -

6.2.1

Subject to the provisions of Clause 6.2.5, the initial Interest Period in respect of the Advance first to occur under each Tranche shall commence on the Drawdown Date thereof and shall end on the expiry date thereof and the initial Interest Period in respect of any subsequent Advance in respect of the relevant Tranche shall commence on the Drawdown Date thereof and shall end on the last day of the then current Interest Period in respect of the Advance or Advances previously drawndown in respect of that Tranche and upon expiration of the first Interest Period of the Advance last to occur in respect of a Tranche, all Advances in respect of such Tranche shall be consolidated into and shall be treated in all respects as a single Advance and each subsequent Interest Period for such consolidated single Advance shall commence on the expiry of the preceding Interest Period in respect thereof;

6.2.2

if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding day which is a Business Day unless such next succeeding Business Day fails in another calendar month in which event the Interest Period shall end upon the immediately preceding Business Day;

6.2.3

if any Interest Period commences on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that Interest Period ends, that Interest Period shall end on the last Business Day in that later month;

6.2.4	no Interest Period shall extend beyond the Final Maturity Date; and

6.2.5

if the Borrowers fail to select an Interest Period in accordance with the above, such Interest Period shall be of three (3) months duration or of such other duration as the Agent may in its sole discretion select.

7	SUBSTITUTE BASIS

7.1	If a Bank determines (which determination shall be conclusive) that -

7.1.1

at 11.00 a.m. (London time) on any Interest Determination Date such Bank was not being offered by banks in the European Interbank Market deposits in Euros in the required amount and for the required period; or

7.1.2	such deposits are not available by reason of circumstances affecting the European Interbank Market; or

7.1.3	such deposits are not available to such Bank in such market; or

7.1.4	adequate and reasonable means do not or will not exist for such Bank to obtain or ascertain the Interest Rate applicable to the next succeeding Interest Period; or

7.1.5	Euros will or may not be freely transferable,

then, and in any such case the Agent shall give notice of any such event to the Borrowers and, in case any of the above occurs on the Interest Determination Date prior to a Drawdown Date the Borrowers’ right to borrow the part of the Facility which remains available for borrowing shall be suspended during the continuation of such circumstances.

7.2

If, however, any of the events described in Clause 7.1 occurs on any other Interest Determination Date relative to the Facility or any part thereof, then the duration of the relevant Interest Period shall be up to one (1) month and during such Interest Period the Interest Rate applicable to the Facility or the relevant part thereof shall be the rate per annum determined by the Banks rounded upwards to the nearest whole multiple of one sixteenth per cent (1/16th%) to be the aggregate of the Applicable Margin and the cost (expressed as a percentage rate per annum) to the Banks of funding the amount of the Facility or the relevant part thereof during such Interest Period.

7.3

During such Interest Period the Borrowers and the Banks shall negotiate in good faith in order to agree an Interest Rate and Interest Period satisfactory to the Borrowers and the Banks to be substituted for those which but for the occurrence of any such event as specified in this Clause would have applied. If the Borrowers and the Banks are unable to agree on such an Interest Rate and Interest Period by the day which is two (2) Business Days before the end of the Interest Period referred to above, the Borrowers shall repay the Facility together with accrued interest thereon at the Interest Rate set out above together with all other amounts due under this Agreement but without any prepayment fee, on the last day of such Interest Period.

8	PREPAYMENT

8.1

The Borrowers shall be obliged to prepay such part of the Facility as provided in Clause 8.2 herebelow together with interest and all other sums due to the Creditor Parties in respect of such part of the Facility if a Mortgaged Vessel (i) is sold or the Shipbuilding Contract for that Vessel is assigned, transferred, sold or novated to and in favour of any person (the “Sale Reduction”) or (ii) becomes a Total Loss or (iii) the Mortgage over such Mortgaged Vessel is discharged pursuant to paragraph (c) herebelow as follows:

(a)

in the case of a Sale Reduction on or before the date on which either (i) the delivery of the relevant Mortgaged Vessel to its buyer or (ii) the assignment, transfer, novation or sale of the Shipbuilding Contract for the relevant Vessel is completed or;

(b)

in the case of the Total Loss on the earlier of (i) the date falling 180 days after the date of the occurrence of such Total Loss and (ii) the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss; or

(c)

in the case that a Mortgage over a Mortgaged Vessel is discharged (other than in the circumstances referred to in paragraph (a) above and where the Borrowers and the other Security Parties have discharged, all their obligations under the Finance Documents) on or before the date of such Mortgage is discharged.

8.2

In case that any of the events referred to in Clause 8.1 occurs in respect of a Vessel prior to the Final Availability Date, the Borrowers shall be obliged to prepay the Tranche relevant to such Vessel in full, whereas in case that any such event occurs after the Final Availability Date, the Borrowers shall be obliged to prepay the higher of (i) the Tranche related to such Vessel in full and (ii) a part of the Facility equal to the Relevant Amount.

8.3	For the purposes of Clause 8.2, the following terms shall have the following meanings:

	(a)	the term “Relevant Amount” shall mean an amount in Euros equal to the higher of

(A) such amount as shall ensure that immediately after such prepayment, the Security Value shall not be less than the Security Requirement; and

(B) such amount as shall ensure that X is not lower than Y,

	(b)	“X” is the ratio (expressed as a percentage) of

(A) the market value of the Mortgaged Vessel other than the Mortgaged Vessel lost or sold as determined in accordance with Clause 17.1;

(B) to the aggregate amount of the Facility after deducting the amount of the relevant prepayment,

immediately after the relevant prepayment is made; and

	(c)	“Y” is the ratio (expressed as a percentage) of

(A) the market value of the Mortgaged Vessels (including the Mortgaged Vessel lost or sold) as determined in accordance with Clause 17.1

(B) to the aggregate amount of the Facility without deducting the amount of the relevant prepayment,

immediately before the relevant prepayment is made.

8.4	For the purposes of this Agreement, a Total Loss shall be deemed to have occurred:

a)

in the case of an actual total loss of a Mortgaged Vessel, on the actual date and at the time a Mortgaged Vessel was lost or if such date is not known, on the date on which a Mortgaged Vessel was last reported;

b)

in the case of a constructive total loss of a Mortgaged Vessel, upon the date and at the time notice of abandonment of a Mortgaged Vessel is given to the insurers of a for the time being (provided a claim for such total loss is admitted by such insurers) or, if such insurers do not admit such a claim, or, in the event that such notice of abandonment is not given by the Owner thereof to the insurers of such Mortgaged Vessel, on the date and at a time on which the incident which may result, in such Mortgaged Vessel being subsequently determined to be a total loss has occurred;

c)

in the case of a compromised or arranged total loss of a Mortgaged Vessel, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of such Mortgaged Vessel; or

	d)	in the case of Compulsory Acquisition of a Mortgaged Vessel, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and

e)

in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Mortgaged Vessel (other than where the same amounts to Compulsory Acquisition of such Mortgaged Vessel by any Government Entity, or by persons purporting to act on behalf of any Government Entity) which deprives the Owner thereof of the use of the such Mortgaged Vessel for more than thirty days, upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.

8.5

On giving not less than thirty (30) days’ prior written notice to the Agent the Borrowers may prepay all or any part of a Tranche (but if in part the amount to be prepaid shall be €500,000 or a multiple thereof) at the end of the then current Interest Period. The Borrowers shall obtain any consent or approval from the relevant authorities that may be necessary to make any such prepayment of a Tranche or part thereof and if it fails to obtain and/or comply with the terms of such consent or approval and in consequence thereof the Banks have to repay the amount prepaid or the Banks incur any penalty or loss then the Borrowers shall indemnify the Banks forthwith against all amounts so repaid and/or against all such penalties and losses incurred.

8.6	Prepayments made under Clause 8.1 in respect of a Vessel shall first be applied as follows: (a) if made prior to the Final Availability Date: (i) towards prepayment in full of the Tranche relating to such Vessel and (ii) unless an Event of Default has occurred, the balance (after making the payment referred to in sub-paragraph (i) above) shall be released to the Borrowers and (b) if made after the Final Availability Date: firstly towards prepayment in full of the Tranche relating to such Vessel and secondly if required under Clause 8.2 towards prepayment of the Repayment Instalments and the Balloon Instalment of the other Tranche on a pro rata basis and/or thirdly any balance shall be relased to the Borrowers.

8.7	Prepayments under Clause 8.5 in respect of a Tranche shall be applied in reducing the Repayment Instalments and the Balloon Payment of such Tranche in inverse order of maturity.

8.8

Any prepayment of the Facility made or deemed to be made under this Agreement shall, be made together with accrued interest and any other amount payable in accordance with Clauses 12 and/or 24 and/or 25 and (if made otherwise, than at the end of an Interest Period relative to the amounts prepaid) such additional amount (if any) as the Agent may certify as necessary to compensate the Creditor Parties for any Broken Funding Costs incurred or to be incurred by them as a result of such prepayment.

8.9	Any notice of prepayment given by the Borrowers under this Agreement shall be irrevocable and the Borrowers shall be bound to prepay in accordance with each such notice.

8.10	The Borrowers may not prepay all or any part of the Facility except in accordance with the express terms of this Agreement.

9	APPLICATION OF PROCEEDS AND EARNINGS

9.1

Save as provided in Clause 9.1.4, all Proceeds received by the Agent and/or the Security Trustee shall, notwithstanding anything to the contrary whether express or implied in any of the Finance Documents, be applied as follows:

9.1.1

first, toward reimbursing each Creditor Party in respect of all losses, costs, charges, fees (including without limitation legal fees and fees due to the Banks and/or the Security Trustee and/or the Agent under Clause 23) including interest thereon that they have incurred in connection with the exercise of its respective powers under the Finance Documents.

9.1.2

second, to the Banks in respect of the amount lent and owing hereunder including interest thereupon and if the Proceeds are insufficient to pay such amounts then unless otherwise agreed between the Banks, the Banks shall each receive a proportion of the Proceeds in the proportionate amount of their Commitment under the Facility and shall be applied by the Banks first against interest and then against principal;

9.1.3

third, to the Creditor Parties (other than the L/C Bank) in respect of all other amounts which may be owing to such Creditor Parties under this Agreement and any of the Finance Documents including, but not limited, to Broken Funding Costs;

9.1.4	fourth, to the L/C Bank in respect of any amounts which may be owing to it under the L/C Facility Agreement; provided however that any and all monies received by the Agent and/or the

L/C Bank held in the Cash Collateral Account under the other Accounts’ Charge shall first be applied towards any amounts due to the L/C Bank under the L/C Facility Agreement and the L/C Bank shall be entitled to exercise its rights thereunder at such time and in such manner as it deems appropriate in its sole discretion without consulting with or obtaining the consent of any other Creditor Party and in order to exercise such rights to give any and all necessary instructions to the Agent provided however that after payment in full of all amounts due to the L/C Bank under the L/C Facility Agreement any remaining balance shall be applied towards any amounts due to the other Creditor Parties under this Agreement; and

9.1.5	fifth, once the Indebtedness has been repaid to the Creditor Parties to the full satisfaction of the Agent and the Security Trustee, any balances shall be paid to the Borrowers.

9.2

The Agent may, with the authorisation of all the Banks (and, in the case of an application pursuant to Clause 9.1.4 of the L/C Bank) by notice to Borrowers, the other Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 9.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

9.3	The Agent may give notices under Clause 9.2 from time to time in respect of sums which may be received or recovered in the future.

9.4	This Clause 9 and any notice which the Agent gives under Clause 9.2 shall override any right of appropriation possessed, and any appropriation made, by a Borrower or any other Security Party.

9.5

If any Proceeds recovered by any Creditor Party have to be repaid by such Creditor Party on the ground of unfair or fraudulent preference or on any other ground, the Creditor Party shall have the same rights hereunder and/or under the other Finance Documents against the Borrowers as if such amounts had never been applied in payment of the Indebtedness.

9.6

The Borrowers covenant to ensure and procure that all the Earnings shall be assigned to the Security Trustee and shall be paid into the Earnings Account which shall be charged to the Creditor Parties pursuant to the Accounts Charge Agreement. Unless and until the Security Trustee gives notice to the Borrowers that it requires that all Earnings be paid directly to the Security Trustee (which notice may only be given by the Security Trustee if an Event of Default or Potential Event of Default has occurred), all amounts in the Earnings Account shall be applied as follows -

9.6.1	first, towards the payment of fees and costs and any other sums that are due and payable by the Borrowers to the Creditor Parties;

9.6.2	second, towards payment to the Retention Account of the amounts required to be transferred to the credit thereof in accordance with Clause 21; and

9.6.3	third, any balance thereafter remaining in the Earnings Account shall be available to the Borrowers.

10	REPAYMENT

10.1	Subject to the other provisions of this Agreement each Tranche shall be repaid by the Borrowers to the Banks as follows:

(a)

by forty (40) consecutive quarterly Repayment Instalments, with the first twelve (12) such instalments being in the amount of One hundred and Fifty thousand Euros (€150,000) each and the remaining twenty eight (28) such instalments being in the amount of One hundred and Ten thousand Euros (€110,000) each, and each one such instalment to be repaid on each of the Repayment Dates for the relevant Tranche; and

(b)	by a final payment of One million Seven hundred Seventy thousand Euros (€ 1,770,000).

10.2

If the Total Commitments in respect of either Tranche are not drawn down in full, the amount of the Repayments Instalments and the Balloon Payment in respect of that Tranche shall be reduced proportionately.

10.3	Any amounts repaid or prepaid under this Agreement may not be reborrowed.

11	EVIDENCE OF DEBT

The Agent, the Security Trustee, each Bank and the L/C Bank shall maintain in accordance with their usual practice accounts evidencing the amounts from time to time lent and/or guaranteed and/or owing hereunder or under the L/C Agreement and in any legal action or proceedings arising out of or in connection with this Agreement and/or the L/C Facility Agreement and/or the other Finance Documents the entries made in such accounts shall be conclusive evidence (absent manifest error) of the existence and the amounts of the liabilities of the Borrowers hereunder and/or thereunder.

12	PAYMENTS – SET OFF- PRO RATA SHARING OF PAYMENTS

12.1

All amounts payable under this Agreement and/or the other Finance Documents by the Borrowers, including amounts payable under this Clause 12, shall be paid in full to the Agent on behalf of the Creditor Parties without set-off or counterclaim or retention and free and clear of and without any deduction or withholding for or on account of any Taxes or any charges or otherwise present or future. In the event that the Borrowers are required by law to make any such deduction or withholding from any payment hereunder, then the Borrowers shall forthwith pay to the Agent such additional amount as will result in the immediate receipt by the Agent of the full amount which would have been received hereunder had no such deduction or withholding been made and the Borrowers shall immediately forward to the Agent official receipts of the relevant taxation or other authority or other evidence acceptable to the Agent of the amount deducted or withheld as aforesaid, provided that in the event that it shall be illegal for the Borrowers to pay such additional amount as is referred to in this Clause 12.1 then the Indebtedness shall be repayable by the Borrowers to the Creditor Parties on demand. Nothing in this Clause 12.1 shall interfere with the right of the Agent or the Banks to arrange their respective tax affairs in whatever manner they think fit.

12.2

All payments which are to be made in Euros by the Borrowers under this Agreement and/or the other Finance Documents shall be made in Euros in immediately available and freely transferable and convertible funds not later than 11 a.m. (Brussels time) on the date upon which the relevant payment is due to such bank and as the Agent may from time to time nominate by written notice to the Borrowers;

12.3

In the event of a failure by the Borrowers to pay any amount on the date on which such amount is due and payable pursuant to this Agreement and/or the L/C Facility Agreement and/or the other Finance Documents and irrespective of any notice by the Agent or any other person to the Borrowers in respect of such failure, the Borrowers shall pay interest on such amount on demand from the date of such failure up to the date of actual payment (as well after as before judgment) at the Default Rate for such period as the Agent may select at or about 11.00 a.m. (Brussels time) on the Business Day immediately following that on which the Agent becomes aware of the failure and, for so long as the failure continues, at such rate as shall be recalculated on the same basis thereafter. Any interest which shall have accrued under this Clause 12.3 in respect of an unpaid sum shall be due and payable and shall be paid by the Borrowers at the end of the period by reference to which it is calculated or such other date or dates as the Agent may specify by written notice to the Borrowers.

12.4

Without limitation to Clause 9 and subject to Clause 12.5 the Agent shall pay promptly to the order of each Bank, its Proportionate Share of every sum of money received by the Agent pursuant to the Finance Documents and shall pay promptly to the order of each Creditor Party every other sum of money received by the Agent pursuant to the Finance Documents and which may be due to that Creditor Party and until so paid each such amount shall be held by the Agent on trust absolutely for that Lender or Creditor Party, as the case may be.

12.5

Any amounts payable pursuant to Clause 23 and any amounts which, by the terms of the Finance Documents or any of them, shall be paid to the Agent for the account of the Agent alone or, as the context may require, specifically for the account of one or more of the Creditor Parties shall not be distributed in accordance with Clause 12.4 but will be held by the Agent for its own benefit or as the context may require transferred by the Agent to the relevant Creditor Party.

12.6

Without prejudice to the foregoing and irrespective of any notice by the Agent or any other person to the Borrowers in respect of the Borrowers’ failure to make any payment when due, the Borrowers shall indemnify each Creditor Party against any damages, losses or expenses (including losses incurred in paying overdraft interest or in liquidating or employing deposits from third parties acquired to make, fund or maintain the Commitment of each Bank or the Facility or any part thereof) which the Creditor Parties or any of them may sustain or incur as a consequence of the failure by the Borrowers to pay any amount when due and payable under this Agreement and/or the Security Documents and/or as a consequence of the occurrence of any Event of Default. Furthermore the Borrowers undertake to indemnify each Creditor Party against any loss incurred by the Creditor Parties or any of them as a result of any judgment or order being given or made for the payment of any amount due under this Agreement and/or the L/C Facility Agreement and/or the other Finance Documents and such judgment or order being expressed in a currency other than that in which the payment was due or payable under this Agreement and/or the L/C Facility Agreement and/or the other Finance Documents and as a result of any variation having occurred in rates of exchange between the date on which the currency is converted for the purpose of such judgment or order and the date of actual payment thereof. This indemnity shall constitute a separate and independent liability of the Borrowers and shall continue in force and effect notwithstanding any such judgment or order as aforesaid.

12.7

 Any prepayment or repayment of principal made or deemed to be made under this Agreement shall, if made otherwise than at the end of an Interest Period relative to the amounts prepaid or repaid, be made together with accrued interest thereon and such additional amount (if any) as the Agent may certify as necessary to compensate the Creditor Parties for any damages or losses, as the case may be, incurred or to be incurred by the Banks in connection with such prepayment or repayment (including but not limited to losses on account of funds borrowed in order to make, fund or maintain the Commitment or the Facility or any part thereof prepaid or repaid).

12.8

If the Borrowers give a Notice of Drawdown pursuant to Clause 4 and the Banks make arrangements on the basis of such notice to acquire Euros in the European Interbank Market to fund the Advance(s) or any part thereof and the Borrowers are not permitted or otherwise fail to borrow in accordance with such Notice of Drawdown (either on account of any condition precedent not being fulfilled or otherwise) the Borrowers shall indemnify the Banks against any damages, losses or expenses which the Banks may incur (either directly or indirectly) as a consequence of the failure by the Borrowers to borrow in accordance with the Notice of Drawdown.

12.9	Each Creditor Party may without prior notice but following the occurrence of an Event of Default which is continuing:

(a)

apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrowers at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrowers to that Creditor Party under any of the Finance Documents; and

	(b)	for that purpose:

(a) break, or alter the maturity of, all or any part of a deposit of the Borrowers;

(b) convert or translate all or any part of a deposit or other credit balance into Euros; and/or

(c) enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

12.10	No Creditor Party shall be obliged to exercise any of its rights under Clause 12.9; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts,

charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

12.11

For the purposes of Clauses 12.9 and 12.10, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to, or for the account of, a Bank shall be treated as a sum due to that Bank; and each Bank’s proportion of a sum so payable for distribution to, or for the account of, the Banks shall be treated as a sum due to such Bank.

12.12

Save as provided in Clause 9.1.4, if any Creditor Party at any time shall receive or recover from the Borrowers or any other Security Party pursuant to this Agreement or other Finance Documents (whether by way of voluntary or involuntary payment, by virtue of an exercise of its legal rights including, but not limited, to any right of set-off, counterclaim or otherwise howsoever) the whole or any part of any amounts due from the Borrowers to such Creditor Party hereunder otherwise than by distribution from the Agent under the terms of this Agreement, then:

(a)

such Creditor Party (hereinafter called the “Paying Creditor Party”) shall (and is hereby irrevocably authorised to that effect by the Borrowers) promptly and, in any event after five (5) Banking Days of such receipt or recovery, pay to the Agent the full amount or (as the case may be) an amount equal to the equivalent of the full amount so received or recovered after deducting any expenses incurred by the Paying Creditor Party, in obtaining such amounts:

(b)

as between the Borrowers on the one hand and the Paying Creditor Party on the other, the Borrowers shall (save to the extent of any amount available for distribution to the Paying Creditor Party pursuant to Clause 12.12(c)) remain or again become indebted to the Paying Creditor Party as the case may be hereunder in the amount so paid as if it had not been received or recovered as aforesaid; and

(c)

the Agent shall treat the amount so paid as if it were a payment by the Borrowers on account of amounts due from the Borrowers hereunder for distribution to the Paying Creditor Party and the other Creditor Parties in the proportions in which the Paying Creditor Party and the other Creditor Parties would have been entitled to receive such amount had it been paid by the Borrowers.

13	CHANGE OF CIRCUMSTANCES

13.1	If -

13.1.1

any law, regulation, treaty or official directive (whether or not having the force of law) or the interpretation thereof by any authority charged with the administration thereof (of which the Banks at the date of execution of this Agreement are not aware):

(a) subjects any Bank and/or any holding company thereof to any Tax with respect to payments of principal or interest in connection with the Facility or any other amount payable hereunder (other than Tax assessed, levied or collected on the overall net income of such Bank); or

(b)

changes the basis of Taxation of payments to any Bank and/or any holding company thereof of principal or interest in connection with the Facility or of any other amount payable hereunder (other than a change in the rate of Tax on the overall net income of such Bank); or

(c)

imposes, modifies or deems applicable any reserve and/or special deposit requirements against or in respect of assets or liabilities of, or deposits with or for the account of, or loans or credit extended by, any office of any Bank; or

	(d)	imposes on any Bank any other condition affecting this Agreement, its Commitment or the Facility or any part thereof or its funding; or

13.1.2

any Bank complies with any request, law, regulation or directive from any applicable fiscal or monetary authority (whether or not having the force of law), and as a result of any of the foregoing either directly or indirectly -

	(a)	the cost to any Bank of making, funding or maintaining its Commitment in respect of the Facility or any part thereof is increased; or

	(b)	the amount of principal, interest or other amount payable to any Bank or the effective return to such Bank hereunder is reduced; or

	(c)	any Bank makes any payment or loses any interest or other return calculated by reference to the gross amount of any sum receivable by it from the Borrowers hereunder,

then and in each such case upon demand from time to time the Borrowers shall pay to the Agent for the account of the relevant Bank such amount as shall compensate the relevant Bank for such increased cost, reduction, payment or lost interest or other return. If such Bank is entitled to make a claim pursuant to this Clause 13 the Agent shall notify the Borrowers of the event by reason of which they are so entitled. The Agent shall submit to the Borrowers a certificate setting out details of the event giving rise to such compensation, the amount thereof and the manner in which it has been calculated and in the absence of manifest error such certificate shall be conclusive.

Provided however that for the purposes of this Clause 13.1 the word “regulation” shall be deemed to include any regulation which relates to capital adequacy or liquidity controls or which affects the manner in which the relevant Bank allocates capital resources to its obligations under this Agreement (including, without limitation, the implantation of any regulations which may replace those set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July 1998 and entitled “International Convergence of Capital Measurement and Capital Structures”) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement;

13.2

If any amount payable by the Borrowers hereunder and/or under the L/C Facility Agreement and/or under the other Finance Documents whether in respect of principal, interest or otherwise or any recipient of any such amount by reason of its receiving such amount is or becomes subject at any time to Taxation in any relevant jurisdiction, the Borrowers will indemnify any such recipient of such amount in respect of such Tax liability so that such recipient receives or retains a net sum equal to the amount it would have received or retained had there been no such Tax liability but if such recipient shall be or becomes entitled to any Tax credit or relief in respect of any such Tax liability or deduction and if the recipient in its sole determination actually receives (and is entitled to retain) a benefit from such Tax credit or relief in its country of domicile, incorporation or residence, that recipient shall, subject to any laws or regulations applicable thereto, pay to the Borrowers after such benefit is effectively received by that recipient such amount (which shall be conclusively certified by that recipient) as shall ensure that the net amount actually retained by that recipient is equal to the amount which would have been retained if there had been no such liability or deduction. In addition the Borrowers shall indemnify the Bank and each recipient of any sum payable by the Borrowers under this Agreement and/or under the Security Documents against any liability for Taxes in the United Kingdom, the Federal Republic of Germany or the Republic of Greece or the Republic of Marshall Islands or the Republic of Liberia or any other relevant jurisdiction, imposed on any of them or on any agent, branch, employee, representative or representative office of any of them by virtue of the negotiation, preparation or execution of this Agreement and/or the other Finance Documents, the performance of any duty or discharge of any liability hereunder and/or under the other Finance Documents or the receipt of any payment hereunder and/or under the other Finance Documents. Nothing in this Clause 13.2 shall interfere with the right of the Creditor Parties to arrange their respective tax affairs in whatever manner they think fit.

13.3

Notwithstanding anything to the contrary herein contained, if any change in law, regulation or treaty or in the interpretation or application thereof by any authority charged with the administration thereof shall make it unlawful for the Agent or any of the Banks to make, fund or maintain the Commitment of any Bank or the Facility, the Agent may, by written notice thereof to the Borrowers, declare that the Banks’ duty to provide the Borrowers with the Commitment or the Facility shall be terminated forthwith whereupon the Borrowers will prepay forthwith (or if permitted by law on the next following Interest Payment Date) the Facility together with all interest accrued thereon and all fees and other amounts payable to the Banks hereunder (including, but not limited to, Broken Funding Costs). The Banks’ duties and liabilities hereunder and their Commitment shall be cancelled on the giving of such notice. In any such event, but without prejudice to the aforesaid liability of the Borrowers to prepay the Facility, the Borrowers, the Agent and the Banks shall negotiate in good faith with a view to agreeing the terms for making the Facility available from another jurisdiction, or funding the Facility from alternative sources, or otherwise restructuring the Facility on a basis which is not unlawful. If the said terms are not agreed within thirty (30) days then the negotiations shall forthwith terminate.

14	REPRESENTATIONS AND WARRANTIES

14.1

Each of the Borrowers hereby represents and warrants to each Creditor Party that the following matters are true at the time of this Agreement and warrants that they shall remain true throughout the Security Period:

14.1.1

Each of the Borrowers and the other Corporate Security Parties is a corporation duly formed and validly existing under the laws of the country of its incorporation and each of them has the power and authority to own its assets and carry on business in each jurisdiction in which it owns assets or carries on business;

14.1.2

each of the Borrowers and the other Security Parties has the power to enter into this Agreement and into the other Subject Documents to which it/he is a party and to perform and discharge its/his duties and liabilities hereunder and thereunder and to borrow hereunder and it/he has taken all necessary action (whether corporate or otherwise) required to authorise the execution, delivery and performance of this Agreement and such other Subject Documents to which it/he is a party and the borrowings to be made hereunder;

14.1.3

the execution, delivery and performance of this Agreement and the other Subject Documents, will not violate or exceed the powers granted to each of the Borrowers and any other Security Party by, or any provision of, any law or regulation in any jurisdiction to which the Borrowers and any other Security Party is subject, any order or decree of any governmental agency or court of or in any jurisdiction to which the Borrowers or either of them and any other Security Party is subject, the articles of incorporation and by-laws of each of the Borrowers and the other Corporate Security Parties or any mortgage, deed, contract or agreement to which the Borrowers or either of them is a party and which is binding upon the Borrowers or either of them or any other Security Party, as the case may be, or their assets, and will not cause any Encumbrance to arise over or attach to all or any part of its revenues or assets nor require the Borrowers or either of them or any other Security Party to create any such Encumbrance other than any Encumbrance to be created hereunder;

14.1.4

all consents, licences, approvals, registrations, authorisations or declarations (including, without limitation, all foreign exchange approvals) in any jurisdiction to which any Security Party is subject required to enable each Borrower to borrow hereunder and each Security Party to lawfully to enter into and perform and discharge its/his respective duties and liabilities under this Agreement and the other Subject Documents to which it/he is a party, to ensure that the duties and liabilities of the Borrowers or either of them and the other Security Parties hereunder and thereunder are legal, valid and enforceable in accordance with the terms of this Agreement and the terms of the other Subject Documents respectively and to make this Agreement and the Subject Documents admissible in evidence in such aforesaid jurisdictions, have been obtained or made and are in full force and effect;

14.1.5

this Agreement and each of the Subject Documents, constitute the legal, valid, binding and unconditional duties and liabilities of the Borrowers or either of them and the other Security Parties, which are parties thereto, enforceable against such of the Borrowers and the other

Security Parties, as are parties thereto, in accordance with the terms thereof save as provided by any bankruptcy, insolvency or similar laws of general application;

14.1.6

none of the Borrowers and the other Security Parties has failed to pay when due any material amount or to perform any material duty under the provisions of any agreement relating to indebtedness to which it/he is a party or by which it/he may be bound and no event has occurred and is continuing which constitutes, or which with the giving of notice or lapse of time or both would constitute, a material breach or default by the Borrowers or the other Security Parties or any of them under any such agreement;

14.1.7

no litigation or administrative proceedings before or of any court, arbitration tribunal or governmental authority are pending or, to the knowledge of the Borrowers, is threatened against the Borrowers, the other Security Parties or any of them or their assets which might have a material adverse effect on the business, assets or financial condition of the Borrowers or the other Security Parties or any of them or the Borrowers’ or the other Security Parties’ ability to perform and discharge their respective duties and liabilities hereunder and under the other Subject Documents;

14.1.8

the Financial Statements are complete and correct and present fairly the position of the Borrowers and/or the Group as of such date and the results of the operations of the Borrowers and/or the Group ended on such date, and have been prepared in accordance with the Applicable Accounting Principles consistently applied and give a true and fair view of the financial condition, assets and liabilities of the Borrowers and/or the Group at the date to which such Financial Statements have been prepared and since that date there has been no adverse change in the financial conditions of the business, assets or operation of the Borrowers and/or the Group, taken as a whole;

14.1.9

the information provided to the Servicing Banks (or any of them) in relation to this transaction is true and correct in all material respects and does not omit any information necessary to make any of the information so provided not misleading;

14.1.10

it is not necessary or advisable to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and the other Subject Documents (with the exception of the Mortgages) that any of them be filed, recorded or enrolled with any governmental authority or agency or that they be stamped with any stamp, registration or similar transaction tax;

14.1.11	the selection of English law to govern this Agreement is a valid and binding selection and the submission to the jurisdiction of the High Court of Justice in England is a valid and binding submission;

14.1.12

none of the Borrowers and the other Security Parties is entitled to claim any immunity in relation to itself/himself or its/his assets under any law or in any jurisdiction in connection with any legal proceedings, set-off or counterclaim relating to this Agreement and the other Finance Documents to which it/he is a party or in connection with the enforcement of any judgment or order arising from such proceedings;

14.1.13

no Taxes are imposed by withholding or otherwise on any payment to be made by the Borrowers or the other Security Parties under this Agreement or any other Finance Document or any other document or agreement to be executed or delivered pursuant hereto or thereto; and

14.1.14

each of the Borrowers, and the other members of the Group and their respective directors, officers and employees are in full compliance with all Environmental Laws which are currently applicable to its business and to all property owned or occupied by it, and all applicable consents, permits, licences, approvals, rulings, variations, exemptions or other authorisations required under laws of that kind have been obtained, are in full force an effect and are being complied with fully and there are no facts or circumstances entitling any of the same to be revoked, suspended, amended, varied or withdrawn.

14.2	The Borrowers hereby further represent and warrant that:

14.2.1

on the Drawdown Date of each Advance related to a Vessel, the Shipbuilding Contract in respect of that Vessel and the Refund Guarantee issued in respect thereof shall be in full force and effect and no event of default shall have occurred thereunder;

14.2.2

on the Drawdown Date of each Additional Works’ Advance related to a Vessel the Additional Works’ Contract in respect of that Vessel shall be in full force and effect and no event of default shall have occurred thereunder;

14.2.3

on the Drawdown Date of each Delivery Advance and each Additional Works’ Advance relating to a Vessel the following matters will be true and shall remain true until full payment of all amounts payable hereunder:

(a)	the relevant Vessel will be duly registered in the name of its Owner under a flag acceptable to the Banks;

(b)	the relevant Vessel will be in the absolute and unencumbered ownership of the Owner thereof, save as contemplated by this Agreement and the Finance Documents;

(c)	the relevant Vessel will maintain the highest class with the Classification Society free of all recommendations and qualifications of the Classification Society;

(d)	the relevant Vessel will be operationally seaworthy;

(e)

the relevant Vessel will comply with all relevant laws, regulations and requirements (statutory or otherwise), including without limitation, the ISM Code, and the ISM Code Documentation the ISPS Code and the ISPS Documentation as are applicable to (i) ships registered under the law of the flag she is flying and (ii) engaged in the same or a similar service as such Vessel is or is to be engaged;

(f)	the Mortgage relating to the relevant Vessel will have been duly recorded against such Vessel as a valid first priority ship mortgage in accordance with the laws of her flag;

(g)	the relevant Vessel will be insured in accordance with the provisions of this Agreement in respect of Insurances;

(h)	the relevant Vessel will be managed by the Manager under the terms of the Approved Management Agreement, relating thereto;

(i)	the Owner of the relevant Vessel and the Manager will have complied with the provisions of all Environmental Laws in respect of that Vessel;

(j)	the Owner of the relevant Vessel and the Manager will have obtained all Environmental Approvals and will be in compliance with all such Environmental Approvals in respect of that Vessel;

(k)

the Owner of the relevant Vessel and the Manager shall have not received any notice of any Environmental Claim that alleges that either the Owner or the Manager is not in compliance with any Environmental Law or any Environmental Approval in respect of that Vessel;

(l)	there shall be no Environmental Claim pending against either Owner and/or the Manager and/or either Vessel;

(m)	no Environmental Incident shall have occurred which could or might give rise to any Environmental Claim against either Owner and/or the Manager and/or either Vessel; and

(n)

the relevant Vessel will have unconditionally been delivered by the Builder to and accepted by the Owner thereto pursuant to the relevant Shipbuilding Contract and the full amount of the purchase price payable in respect thereof (including any amount in addition to the part being financed hereunder) will have been duly paid to the Builder.

14.3	The Borrowers hereby finally jointly and severally represent, warrant and confirm to each other Party to this Agreement that:

14.3.1	each Borrower enters into this Agreement for its own account and receives the Facility or any part thereof for its sole benefit; and

14.3.2

each Borrower will promptly inform the Creditor Parties (by written notice to the Agent) if it is not, or ceases to be, such beneficiary and will then set down in writing the name(s) and the address(es) of the relevant beneficiary(ies).

14.4

The representations and warranties of the Borrowers set out in Clause 14.1 and 14.2 and 14.3 above shall survive the execution of this Agreement and shall be deemed to be repeated on each Drawdown Date and each Interest Payment Date with respect to the facts and circumstances existing at each such time as if made at such time.

15	SECURITIES

15.1	The Borrowers hereby agree that the Finance Documents shall secure with first priority the due payment of the Indebtedness.

16	CONDITIONS PRECEDENT

16.1

Notwithstanding the provisions of Clauses 3 and 4, the obligation of the Banks to make available either Pre-Delivery Advance under this Agreement is subject to the condition that the Security Trustee shall have received the following documents or evidence in form and substance satisfactory to the Security Trustee and its legal advisers on or prior to the Drawdown Date of either Pre-Delivery Advance:

16.1.1

a copy, certified as a true copy by the secretary of each Corporate Security Party of the resolutions of the board of directors and of the shareholders of each Corporate Security Party authorising the transaction contemplated hereby and authorising a person or persons to sign or execute on behalf of each Corporate Security Party this Agreement, the relevant Notice of Drawdown, the Acknowledgement (as in the form of Schedule 4 hereof) and the other Finance Documents as is a party thereto;

16.1.2	the originals of any power or powers of attorney granted pursuant to Clause 16.1.1;

16.1.3

copies, duly certified as a true copy by the respective secretaries of each Corporate Security Party of the certificate of incorporation, the articles of incorporation and by-laws of each Corporate Security Party and evidence satisfactory to the Security Trustee that each Corporate Security Party is in good standing;

16.1.4

a list specifying the directors and officers of each Corporate Security Party (together with their specimen signatures) and specifying the authorised and issued share capital of each Corporate Security Party;

16.1.5	the Guarantees duly executed by each Guarantor;

16.1.6

certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action (including but without limitation governmental approval, consents, licences, authorisations, validations or exemptions which the Security Trustee or its legal advisers may require) required by the Security Parties or any of them with respect to this Agreement and the other Finance Documents relating to the drawdown of the Advances;

16.1.7	the Other Accounts’ Charge Agreement duly executed by the Borrowers and each of the Earnings Accounts Charge Agreements duly executed by each relevant Borrower;

16.1.8

evidence that each of the Accounts has been duly opened with the Agent and that all board resolutions, mandates, signature cards and other documents or evidence required in connection with the operating, maintenance and operation of such accounts have been duly delivered to the Agent;

16.1.9

the opinion letters from English, Greek and Marshall Islands legal counsels, all acceptable to the Security Trustee and in form and substance satisfactory to all the Banks in respect of this Agreement and the other Finance Documents;

16.1.10	a letter from Messrs. RICHES CONSULTING to the Security Trustee confirming acceptance of their appointment as agents for service under Clause 36.4;

16.1.11	payment to the Agent of the fees referred to in sub-clause 23.1

16.1.12

certified copies of the Shipbuilding Contract and the Refund Guarantee first to be issued together with such evidence as the Security Trustee and/or its legal advisers shall require in relation to the due authorisation and execution (i) by the Builder of each Shipbuilding Contract and all documents to be executed by the Builder pursuant thereto and (ii) by the Refund Guarantor of such Refund Guarantee;

16.1.13	the Assignments of the Shipbuilding Contracts and the Assignments of the Refund Guarantees both duly executed by each Borrower and notices thereof;

16.1.14

the acknowledgements of receipt by the Builder and by the Refund Guarantor to the Security Trustee of the notices of the Assignments of the Shipbuilding Contracts and the Assignments of the Refund Guarantee first to be issued in respect of each Vessel duly notarised;

16.1.15	evidence that the Manager has been appointed by technical supervisor under each Shipbuilding Contract and has accepted its appointment;

16.1.16	evidence that all instalments and amounts payable under each Shipbuilding Contract prior to the Drawdown Date of either Pre-Delivery Advance have been duly paid;

16.1.17

certified copies of the Additional Works’ Contracts together with such evidence as the Security Trustee and its legal advisers shall require in relation the authorisation and execution by IOTA of each Additional Works’ Contract and all documents to be executed by IOTA pursuant thereto;

16.2

The agreement of the Banks and the L/C Bank to permit the release from the Cash Collateral Account of any amount for payment of an Instalment in respect of a Vessel as provided in Clause 2.3 shall be subject to the conditions referred to in Clause 2.3 and to the further condition that the Security Trustee shall have received the following documents or evidence in form and substance satisfactory to the Security Trustee and its legal advisers on or prior to the date of such release in respect of such Vessel:

16.2.1

in respect of a Pre-Delivery Instalment certified copies of: (a) the confirmation issued by the Classification Society evidencing the completion of the relevant part of the relevant Vessel’s construction to the satisfaction of the Classification Society; (b) the Builder’s invoice in respect of the relevant Instalment; and (c) the relevant Refund Guarantee in respect of the relevant Vessel duly issued and delivered to the Owner thereof any confirmation from the Refund Guarantor that any Refund Guarantee(s) already in place remain(s) in full force and effect; and

(d) acknowledgement of receipt of the notice of assignment of the relevant Refund Guarantee duly notarised;

16.2.2

in respect of each Delivery Instalment certified copies of: (a) the confirmation issued by the Classification Society evidencing the completion of the relevant part of the relevant Vessel’s construction to the satisfaction of the Classification Society; (b) the Builder’s invoice corresponding to such Instalment; (c) the bill of sale in respect of the relevant Vessel; (d) a Builder’s certificate in respect of the relevant Vessel; and (e) the protocol of delivery and acceptance in respect of the relevant Vessel duly signed by the Builder and the Owner thereof.

16.3

The agreement of the Banks to permit the drawdown of a Delivery Advance in respect of a Vessel is subject to the condition that the Security Trustee shall have received (in addition to the documents and evidence referred to in Clauses 16.1 and 16.2 the following documents or evidence in form and substance satisfactory to the Security Trustee and its legal advisers on or prior to the Drawdown Date of such Advance in respect of that Vessel:

16.3.1

evidence that the relevant Vessel is duly registered in the ownership of the Owner thereof under a flag acceptable to the Banks, free from registered Encumbrances other than the Mortgage to be registered thereon;

16.3.2	the Vessel’s Security Documents in respect of the relevant Vessel duly executed by the Owner thereof and the Mortgage duly registered with the appropriate flag authorities;

16.3.3	the notices of assignment of the Earnings and the Insurances of the relevant Vessel duly signed by the Owner thereof;

16.3.4	evidence that save for the Encumbrances created by the relevant Vessel’s Security Documents there is no Encumbrance whatsoever on each relevant Vessel;

16.3.5	evidence that the relevant Vessel is insured in accordance with the provisions of this Agreement;

16.3.6	evidence that the relevant Vessel is classed at the highest classification status with her Classification Society;

16.3.7

certified copies of the classification and international safety and trading certificates of the relevant Vessel issued by the Classification Society of the relevant Vessel free of overdue recommendations or other conditions or notations affecting her class;

16.3.8

if requested by the Banks, charter free market valuation of the relevant Vessel on the basis of Clause 17.1 issued by reputable sale and purchase brokers appointed by the Security Trustee, acting with the authorisation of the instructing Group certifying the market value of the relevant Vessel at the expense of the Owner thereof;

16.3.9	certified copy of the Approved Management Agreement in respect of the relevant Vessel;

16.3.10	copies of ISM Code Documentation in relation to the relevant Vessel (i.e. SMC) and the Manager (i.e. DOC) and ISPS Code Documentation; and

16.3.11

certified copies of the Purchase Documents in respect of the relevant Vessel together with such evidence as the Security Trustee and/or its legal advisers shall require in relation to the authorisation and execution of the Purchase Documents on behalf of the Builder.

16.4

The agreement of the Banks to permit the drawdown of an Additional Works’ Advance in respect of a Vessel is subject to the condition that the Security Trustee shall have received the following documents or evidence in form and substance satisfactory to the Security Trustee and its legal advisers on or prior to the Drawdown Date of such Additional Works’ Advance:

16.4.1	evidence that any balance (in addition to the relevant Additional Works’ Advance) due to IOTA has been or will immediately on drawdown of the relevant Additional Works’ Advance be paid to IOTA:

16.4.2	receipt from IOTA evidencing payment in full of the Additional Works for the Vessel relevant to such Additional Works Advance;

16.4.3

a detailed list prepared by IOTA and countersigned by the Owner of the relevant Vessel setting out all the equipment and the Owners’ supplies in accordance with the Additional Works’ Contract in respect of such Vessel;

16.4.4

evidence in form and substance satisfactory to the Agent in its sole discretion that the additional specialised equipment included into the list to be provided pursuant to Clause 16.4.3 above has been installed in the relevant Vessel together with copies of all appropriate technical certificates verifying the above installation;

16.5	Furthermore the obligation of the Banks to make the Advances is subject to the following further conditions:

16.5.1	that both at the date of a Notice of Drawdown and on each Drawdown Date -

(a) no Event of Default or Potential Event of Default has occurred and is continuing or might result from the making of the relevant Advance(s); and

(b)

the representations and warranties of the Borrowers in Clause 14 and the representations and warranties of the Borrowers and other parties to the Subject Documents set out in the Subject Documents are true and accurate as of each such date, as if made on each such date with reference to the facts then subsisting.

16.5.2

that the Security Trustee shall have received, and found to be satisfactory to it in all respects, such further opinions, consents, agreements and documents in connection with this Agreement and the Subject Documents as the Security Trustee may request by notice to the Borrowers prior to each Drawdown Date.

PROVIDED HOWEVER THAT the Agent may (with the prior written consent of all the Banks) allow any Advance to be drawn down and also may (with the prior written consent of all the Banks and the L/C Bank) allow sums to be released from the Cash Collateral Account notwithstanding that all conditions specified in the respective sub-clauses of this Clause 16 have not been fulfilled and in this event each of the Borrowers hereby covenants to fulfil and procure the fulfilment of such conditions within five (5) Business days after the relevant Drawdown Date or the relevant date of release of funds from the Cash Collateral Account (as the case may be) or at such other time specified by the Agent with the prior written consent of the Banks and in the case of release of funds from the Cash Collateral Account, the Banks and the L/C Bank and the advance of any part of the Loan, shall not be taken as a waiver of the Agent and Bank’s right to require production of all documents and evidence required by Clause 16.1.

17	MAINTENANCE OF SECURITY

17.1

If the Agent reasonably requires at any time and from time to time and at least every twelve (12) months, each Mortgaged Vessel shall be valued in Euros by two Approved S & P Brokers chosen by the Security Trustee, acting with the authorisation of the Instructing Group and the Market Value of each Mortgaged Vessel shall be the average of such two valuations which shall be made without physical inspection (unless otherwise required by the Security Trustee), and on the basis of an arm’s-length purchase by a willing buyer from a willing seller and without taking into account any charterparty. The fees of the Approved S & P Brokers appointed to give such valuations and all other costs arising in connection with the obtaining of any such valuations shall be paid by the Borrowers.

17.2

In the event that at any time during the Security Period after the earlier of (i) the Drawdown Date of the Delivery Advance last to occur and (ii) the Final Availability Date the Security Value shall be less than the Security Requirement applicable at the relevant time, then the Borrowers shall within twenty (20) Banking Days of receipt of a notice from the Security Trustee advising the Borrowers of the amount of such deficiency (which notice shall be conclusive) either provide to the Security Trustee and/or the Creditor Parties additional security (valued in accordance with normal banking practice) which shall in all respects be acceptable and satisfactory to the Banks in their sole discretion so that the Security Value together with the value of any additional security (valued as aforesaid) provided to the Security Trustee and/or the Creditor Parties pursuant to this Clause 17 is at least equal to the Security Requirement or prepay part of the Facility in accordance with Clause 8 so that the Security Value together with the value of any additional security (valued as aforesaid) provided to the Security Trustee and/or the Creditor Parties pursuant to this Clause is at least equal to the Security Requirement applicable at the relevant time.

18	GENERAL UNDERTAKINGS

18.1

The Borrowers hereby jointly and severally undertake with each Creditor Party to comply with the following provisions of this Clause 18 at all relevant times during the Security Period, except as the Security Trustee may, with the authorization of the Instructing Group, otherwise permit:

18.1.1

to supply the Agent with three (3) copies of: (a) the annual audited Financial Statements of the Borrowers, of the Manager and of all other members of the Group, all such Financial Statements audited by auditors acceptable to the Agent, as soon as available but in any event not later than one hundred and eighty (180) days after the end of the relevant financial year starting with 2005 accounts and (b) the annual audited Financial Statements of AEGEAN PETROLEUM as soon as available but in any event not later than one hundred eighty (180) days after the end of the relevant financial year, starting (in both the aforesaid cases) with 2004 accounts and such other information with regard to the business, properties or condition, financial or otherwise, of the Borrowers, the Manager and the other members of the Group as the Agent or any Bank may from time to time reasonably request;

18.1.2	to procure that the Financial Statements to be delivered from time to time in accordance with Clause 18.1.1 shall be prepared in accordance with the Applicable Accounting Principles;

18.1.3

to obtain promptly at any time and from time to time such registrations, licenses, consents and approvals as may be required in respect of this Agreement and the other Subject Documents under any applicable law or regulation to enable the Borrowers to perform and discharge their duties and liabilities hereunder and thereunder and promptly supply the Security Trustee with copies thereof;

18.1.4

to deliver to the Security Trustee translations into English (certified by an authorised translator) of any documents which have to be delivered to the Creditor Parties or any of them under the terms of this Agreement or the other Finance Documents, the originals of which are not in the English language and execute any further document required by the Security Trustee in order to perfect or complete the security created by the Finance Documents;

18.1.5	to maintain their corporate existence under the laws of the Republic of the Marshall Islands and comply with all relevant legislation applicable to them;

18.1.6

to promptly notify the Security Trustee in writing of any Event of Default or any Potential Event of Default and of the steps (if any) which are being taken to nullify or mitigate its effect and of any dispute between any one or more of the Builder, the Refund Guarantor, the Borrowers, and the Guarantors, under the Subject Documents or any of them and of any occurrence of which they become aware which might adversely affect their ability to perform and discharge their duties and liabilities under this Agreement and/or the other Subject Documents;

18.1.7

not to dissolve, merge into or consolidate with any other company or partnership and ensure and procure that no change in the management or the legal or beneficial ownership of the Borrowers, the Corporate Guarantors and the Vessels shall be effected;

18.1.8

unless otherwise permitted by the Security Trustee (acting with the authorisation of the Instructing Group), not to amend, modify, vary or supplement or terminate or agree to any amendment, modification, variation or supplement or cancellation of any of the Subject Documents;

18.1.9

not to engage in any business or activity, apart from the ownership and operation of the Vessel owned by each Borrower and activities ancillary thereto as permitted by this Agreement and the other Finance Documents;

18.1.10

to ensure that at all times the claims of the Creditor Parties against the Security Parties under this Agreement and/or the other Finance Documents rank at least pari passu with the claims of all their other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application;

18.1.11

not to and ensure and procure that the Manager shall not make any advances, grant any credit or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligations of any person, firm or company (save and except in connection with the ordinary course of operation of trading of the Vessels or, only in the case of the Manager, in the ordinary course of operation and trading of any other vessel managed by it);

18.1.12	not to issue any further shares or alter any rights attaching to their issued shares in existence at the date of this Agreement;

18.1.13	not to convey, assign, transfer, sell or otherwise dispose of or deal with the Vessels or either of them;

18.1.14

not to sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not), the whole or any part of their assets (other than the Vessels) or rights whether present or future;

18.1.15

not to borrow any money or permit any such borrowing to continue or incur any indebtedness whatsoever other than the Facility or other than by way of subordinated shareholders’ loans or enter into any agreement for payment on deferred terms (otherwise than on customary suppliers’ credit terms) or any equipment lease or contract hire agreement other than in the ordinary course of business;

18.1.16	not to authorise or accept any capital commitments (save and except in connection with the purchase of and the ordinary course of operation or trading of the Vessels);

18.1.17	not to declare or pay dividends or make any distributions to their shareholders in any form whatsoever;

18.1.18

from time to time (but not more than once every six (6) months) on request by the Security Trustee, to deliver to it a certificate signed by a director or officer of each of the Borrowers confirming that, save as may be notified in detail In such certificate, no Event of Default or Potential Event of Default has occurred and is then subsisting to be accompanied by such evidence as to the information and matters contained in such certificate as the Security Trustee and/or the other Creditor Parties may from time to time reasonably require;

18.1.19	to pay and to ensure and procure that the other Security Parties shall pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail and ensure and procure that all relevant tax returns of the Borrowers and the other Security Parties shall be properly and timely filed;

18.1.20

without prejudice to their obligations under Clause 18.1.6 to send (or procure that it is sent) to the Security Trustee for distribution to the other Creditor Parties as soon as the same is instituted (or, to the knowledge of the Borrowers threatened), details of any litigation, arbitration or administrative proceedings against or involving the Borrowers the other Security Parties (or any of them) or the Vessels or either of them which is likely to have a material adverse effect on the Borrowers, the other Security Parties (or any of them) or the operation of the Vessels;

18.1.21	not to amend their articles of incorporation and by-laws or other constitutional documents; and

18.1.22

not to amend, modify, vary, supplement, terminate, cancel or rescind or agree to any amendment, modifications, variation, supplement, termination, cancellation or rescission of any of the Subject Documents.

19	OPERATIONAL UNDERTAKINGS

19.1

The Borrowers hereby undertake with the Creditor Parties that on the Delivery Date of each Vessel and throughout the Security Period thereafter, shall comply with the following provisions of this Clause 19 except as the Security Trustee may, with the authorization of the Instructing Group, otherwise permit:

19.1.1

to procure that each Vessel shall be duly registered under the laws and the flag approved by the Creditor Parties in the ownership of the Owner thereof and not do or suffer to be done anything whereby the registration may be forfeited or imperilled;

19.1.2	to appoint and/or keep the Manager appointed as manager of the Vessels and not vary or terminate this appointment;

19.1.3

not save as contemplated in the Finance Documents, to create, incur or permit to subsist any Encumbrance over the Vessels, the Earnings, the Insurances or the Requisition Compensation or all or any of the present or future assets of the Borrowers or either of them (other than any Permitted Encumbrance);

19.1.4

not at any time to represent to a third party that the Creditor Parties (or any of them) are carrying cargo in the Vessels or either of them or are in any way connected or associated with an operation or carriage being undertaken by them or have any operational interest in the Vessels or either of them;

19.1.5

not to voyage or time charter the Vessels or either of them or place them/her under contract for employment (a) for any period which when aggregated with any optional periods of extension contained in the said charter or contract, would exceed twelve (12) months or (b) at a charter rate which is below the market rate at the time of the charter fixture and in case of a Vessel being employed for more than twelve (12) months, after having obtained the Security Trustee’s consent acting on the instructions of the Instructing Group, the Security Trustee shall be furnished with (i) details and documentary evidence satisfactory to the Security Trustee in its sole discretion in respect of the new employment and (ii) upon Security Trustee’s request, a specific assignment in favour of the Security Trustee of the benefit of such charter together with a notice of any such assignment addressed to the relevant charterer and endorsed with an acknowledgement of receipt by the relevant charterer all in form and substance satisfactory to the Security Trustee;

19.1.6	not to demise charter the Vessels or either of them for any period whatsoever;

19.1.7

not without the prior written consent of the Security Trustee to put a Vessel into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed US$300,000 (or the equivalent in any other currency) unless the Borrowers shall have satisfied the Security Trustee that the cost of such work is fully recoverable under the Insurances (save for any applicable deductible) or such person shall first have given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on a Vessel or her Earnings or Insurances for the cost of such work or otherwise;

19.1.8	to give the Security Trustee reasonable prior notice of any dry-docking of either Vessel so that the Security Trustee (if it so requires) can arrange for a representative to be present;

19.1.9	to notify the Security Trustee of any intended laying-up or de-activation of either Vessel;

19.1.10	to provide the Security Trustee with such copies of the trading certificates of each Vessel as the Security Trustee may from time to time require;

19.1.11

to hold or procure that the Manager shall hold all appropriate ISM Code Documentation and ISPS Code Documentation and provide the Agent upon request from time to time with copies of the relevant ISM Code Documentation and ISPS Code Documentation duly issued to the Manager and the Vessels and the Owners pursuant to the ISM Code and the ISPS Code respectively;

19.1.12	to keep, or procure that there is kept, on board a Vessel a copy of all relevant ISM Code Documentation and ISPS Code Documentation;

19.1.13

as soon as an Owner becomes aware, to inform the Security Trustee immediately should the Document of Compliance and/or the Safety Management Certificate and/or the International Ship Security Certificate issued in connection with the relevant ISM Code Documentation or ISPS Code Documentation in respect of a Vessel be cancelled, rescinded, suspended or amended in any way;

19.1.14	to notify the Security Trustee promptly upon being made aware thereof upon the occurrence of-

	(a)	any Environmental Claim against the Owners or either of them or the Manager or the Vessels or either of them;

	(b)	any Environmental Incident which may give rise to an Environmental Claim which could or might materially affect the Interests of the Owners, the Manager or any of them;

(c)

any claim for breach of the ISM Code or the ISPS Code being made against the Owners, an ISM Responsible Person, the Manager or any of them or otherwise in connection with the Vessels or either of them; and

	(d)	any other matter, event or incident actual or threatened, the effect of which would lead to the ISM Code or the ISPS Code not being complied with;

and to keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the relevant Owner’s, the ISM Responsible Person’s, the Manager’s or any other person’s proposed or actual response to any of those events or matters;

19.1.15

to permit, or procure that the Security Trustee shall have the right at any time on reasonable notice to inspect or survey each Vessel or instruct a duly authorised independent surveyor to carry out such survey on its behalf to ascertain the condition of such Vessel and satisfy itself that such Vessel is being properly repaired and maintained, provided that such inspections shall not unreasonably interfere with such Vessel’s running or operation (and the costs of such Inspection or survey shall be payable by the Borrowers);

19.1.16

to promptly provide the Security Trustee with information concerning the classification status and insurance of the Vessels from time to time as and when so required in writing by the Security Trustee;

19.1.17

to ensure that the Owners shall execute and deliver to the Security Trustee such documents of transfer as the Security Trustee may require in the event of sale of the Vessels pursuant to any power of sale contained in the Mortgage over the relevant Vessel or which the Security Trustee may have in law;

19.1.18	to provide the Security Trustee with a certificate of ownership and encumbrances relative to the Vessels issued by the relevant registry of the Vessels; and

19.1.19

upon becoming aware, to notify the Security Trustee immediately by telefax of any recommendation or requirement imposed by the Classification Society, the Insurers or by any other competent authority in respect of a Vessel that is not complied with in accordance with its terms;

19.1.20

to ensure that each Owner shall carry on each Vessel with the Vessel’s papers a properly certified copy of the Mortgage over such Vessel and exhibit the same to any person having a legal interest in, or having business with, such Vessel and to any representative of the Security

Trustee, and place and keep prominently in the Chart Room and in the Master’s cabin of such Vessel a framed notice printed in plain type of such size that the paragraph of reading matter shall cover a space not less than six inches wide and nine inches high reading as follows:

“NOTICE OF MORTGAGE

This Vessel is owned by [     ] and is subject to a first preferred [priority] mortgage in favour of AEGEAN BALTIC BANK S.A. [and HSH NORDBANK AG]. Under the terms of said Mortgage, neither the Owner, nor the Master nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any other lien whatsoever other than for crew’s wages and salvage”

19.1.21

to pay when due and payable all taxes, assessments, levies, governmental charges, fines and penalties lawfully imposed on and enforceable against the Vessels unless contested in good faith by the Owners by the appropriate proceedings;

19.1.22

if any writ or proceedings shall be issued against the Vessels or either of them shall be otherwise attached, arrested or detained by any proceeding in any court or tribunal or by any government or other authority, to immediately notify the Security Trustee thereof by telefax confirmed by letter and within fourteen (14) days thereafter cause that Vessel to be released;

19.1.23

not to cause or permit the Vessels or either of them to be operated in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code and not to engage in any unlawful trade or carry any cargo that will expose the Vessels or either of them to penalty, forfeiture or capture and in the event of hostilities in any part of the world (whether a war be declared or not) not employ the Vessels or either of them or voluntarily suffer their/her employment in carrying any contraband goods;

19.1.24

to promptly pay all tolls, dues and outgoings in respect of each Vessel and all wages, allotments, insurance and pension contributions of the Master and crew of each Vessel when due and make all deductions from the wages in respect of any tax liability, accounting to the relevant authority for them and if the Security Trustee at any time has reasonable cause to believe that such payments may not be being made, to produce to the Security Trustee at its request evidence confirming that all such amounts have been paid when due;

19.1.25

at all times to maintain each Vessel in a seaworthy condition and in good running order and repair in accordance with first class ship ownership and ship management practice and keep each Vessel in such condition as will entitle them/her to be classed at the highest classification status with their/her Classification Society free of all recommendations and qualifications (other than those which have been or are being complied with in accordance with their terms and which are not by their terms overdue for compliance), follow any interim operational provisos to such recommendations and qualifications and when so requested to provide the Security Trustee with a certificate issued by the relevant Classification Society confirming that such classification is maintained;

19.1.26

to submit each Vessel regularly to such periodical or other surveys as may be required for classification purposes and, if so required by the Security Trustee in writing, supply to the Security Trustee copies of all survey reports issued in respect thereof;

19.1.27

at all times to comply with all legal requirements whether imposed by enactment, regulation, common law or otherwise and have on board each Vessel as and when legally required valid certificates showing compliance therewith;

19.1.28

without prejudice to the generality of Clause 19.1.27, to obtain and maintain any and all Environmental Approvals required in respect of each Vessel and comply or procure that the Manager or any charterer of either Vessel (including without limitation the Time Charterer) will at all times comply with the ISM Code, the ISPS Code, the ISPS Code Documentation, all Environmental Laws, and all other laws and regulations relating to each Vessel, its ownership, operation, manning and management or to the business of the each Owner and/or the Manager;

19.1.29

not remove or permit the removal of any part of the Vessels or either of them or any equipment belonging thereto nor make or permit any alterations to be made in the structure, type or speed of the Vessels or either of them which materially reduce the value of the Vessels or either of them (unless such removal or alteration is required by statute or by the Classification Society); and

19.1.30

in the event of Compulsory Acquisition of a Vessel execute any assignment that the Security Trustee may request in relation to any and all amounts which the relevant Government Entity shall be liable to pay as compensation for such Vessel or for its use and if received by the Owner thereof to pay such amounts immediately to the Agent.

19.2	The Borrowers hereby irrevocably agree and undertake to ensure and procure that -

19.2.1

the Security Trustee, or its authorised representatives may, without prior notification, communicate directly with the Classification Society concerning maintenance, repair, classification and seaworthiness of the Vessels, and to the same extent with any regulatory authority having jurisdiction over the Vessels;

19.2.2

the Owners shall unconditionally authorise the Classification Society or regulatory authority, at the request of the Security Trustee, to give information to it, or its authorised representatives and to conduct inspections and surveys of the Vessels, as if requested by the Owners;

provided that the Security Trustee will not, without prior consultation with the Borrowers, take any action under this Clause 19.2 unless an Event of Default or Potential Event of Default has occurred.

19.3

The Borrowers shall throughout the Security Period duly observe and perform all of the covenants, obligations and conditions which are required to be observed and performed on their part under this Agreement and each of the other Finance Documents to which they are a party and shall use their best endeavours to procure that all covenants, obligations and conditions required to be observed and performed, and undertakings made, by any of the other Security Parties under any of the Subject Documents shall be observed and complied with in their entirety.

20	INSURANCE UNDERTAKINGS

20.1

The Borrowers hereby also undertake with the Creditor Parties to comply or to ensure and procure that the Manager shall comply with the following provisions of this Clause 20.1 from the Delivery Date of each Vessel at all times during the Security Period, except as the Security Trustee may, with the authorisation of the Instructing Group otherwise permit, at the expense of the Borrowers and upon such terms and conditions, in such amounts and with such Insurers as shall from time to time be approved in writing by the Security Trustee and, if so required by the Security Trustee (but without, as between the Security Trustee and the Borrowers and/or the Manager, liability on the part of the Security Trustee for premiums or calls) with the Security Trustee named as co-assured:

20.1.1

to insure and keep insured each Vessel in Euros or such other currency as may be approved in writing by the Security Trustee for the full insurable value of each Vessel but in no event for an aggregate amount in respect of the Mortgaged Vessels which is less than one hundred twenty per cent (120%) of the Facility against fire and usual marine (including Excess Risks) and War Risks covered by hull and machinery policies;

20.1.2

to enter each Vessel in the name of the Owner thereof for her full value and tonnage against all Protection and Indemnity Risks in a protection and indemnity association approved by the Security Trustee with unlimited liability if available otherwise with the least limited liability for the time being US$1,000,000,000 in relation to oil pollution risks and to comply with the rules of such protection and indemnity association from time to time in effect and if so requested by the Security Trustee to obtain excess oil spillage and pollution insurance in excess of the limit of the protection and indemnity association with the highest possible cover;

20.1.3

if either Vessel enters the territorial waters of the USA (or other jurisdiction having legislation similar to the US Oil Pollution Act 1990) for any reason whatsoever to take out such additional insurance to cover such risks as may be necessary in order to obtain a Certificate of Financial Responsibility from the United States Coastguard;

20.1.4

to pay to the Security Trustee upon first demand all premiums and other amounts payable by the Security Trustee in effecting a Mortgagees’ Interest Insurance policy (“MII”) and a Mortgagees’ Interest Additional Perils Insurance (“MAPI”) in relation to the Vessels in the name of the Security Trustee, upon such terms and conditions and with such insurers and for such amount as the Security Trustee may require which amount shall not be less than one hundred and twenty per cent (120%) (as regards MII) and one hundred and ten per cent (110%) (as regards MAPI) of the Facility;

20.1.5	to effect such additional Insurances that shall (in the reasonable opinion of the Security Trustee) be necessary or advisable.

20.2

The Borrowers further undertake with the Creditor Parties to comply or to ensure that the Manager shall comply with the following provisions of this Clause 20.2 at all times during the Security Period except as the Security Trustee may with the authorisation of the Instructing Group otherwise permit:

20.2.1

to renew the Insurances at least ten (10) Business Days before the Insurances expire (or give the Security Trustee evidence satisfactory to it that such Insurances will be renewed upon their stated expiry dates) and to procure that the Approved Brokers or the Insurers (as the case may be) shall promptly confirm in writing to the Security Trustee the terms and conditions of such renewal as and when the same occurs;

20.2.2	punctually to pay all premiums, calls, contributions or other sums payable in respect of the Insurances and to produce evidence of payment when so required in writing by the Security Trustee;

20.2.3	to arrange for the execution of such guarantees as may from time to time be required by any Protection and Indemnity or War Risks association;

20.2.4

to procure that the Insurance Documents shall be deposited with the Approved Brokers or the Insurers (as the case may be) and that the Approved Brokers or the Insurers (as the case may be) shall provide the Security Trustee with pro forma copies thereof and shall issue to the Security Trustee a letter or letters of undertaking in such form as the Security Trustee shall reasonably require;

20.2.5

to procure that the Protection and Indemnity and/or War Risks associations in which the Vessels are entered shall provide the Security Trustee with a letter or letters of undertaking in such form as may be reasonably required by the Security Trustee and shall provide the Security Trustee with a copy of the certificate of entry and, if so requested by the Security Trustee, a copy of each certificate of financial responsibility for pollution by oil or other substances issued by such Protection and Indemnity and/or War Risks association in relation to the Vessels;

20.2.6

to procure that the interest of the Security Trustee is endorsed on the Insurance Documents by means of a Notice of Assignment in the form in Schedule 3 to the Assignment Agreements or such other form as the Security Trustee may require and that the Insurance Documents (including all certificates of entry in any Protection and Indemnity and/or War Risks association) shall contain a loss payable clause during the Security Period in the form in Schedule 4 or Schedule 5 (as may be appropriate) to the Assignment Agreements or such other form as the Security Trustee may require;

20.2.7

to procure that the Insurance Documents shall provide that the lien or set off for unpaid premiums or calls shall be limited to only the premiums or calls due in relation to the Insurances on the Vessels and the Insurers shall not cancel any of the Insurances by reason of non-payment of premium or calls due in respect of other vessels or in respect of other insurances and for fourteen (14) days prior written notice to be given to the Security Trustee by the Insurers (such notice to be given even if the Insurers have not received an appropriate enquiry from the Security Trustee) in the event of cancellation or termination of the Insurances and in the event of the non-payment of the premium or calls, the right to pay the said premium or calls within a reasonable time;

20.2.8

promptly to provide the Security Trustee with full information regarding any casualties or damage to a Vessel in an amount in excess of USD 300,000 or its equivalent in any other currency or in consequence whereof a Vessel have become or may become a Total Loss;

20.2.9

at the request in writing of the Security Trustee to provide the Security Trustee, at the Borrowers’ cost (but not more often than once in every twelve (12) months), with a detailed report issued by a firm of marine insurance brokers or consultants appointed by the Borrowers and approved by the Security Trustee in relation to the Insurances;

20.2.10

not to do any act nor voluntarily suffer nor permit any act to be done whereby any Insurances shall or may be suspended or avoided and not to suffer nor permit the Vessels or either of them to engage in any voyage nor to carry any cargo not permitted under the Insurances in effect without first obtaining the Insurers’ consent for such voyage or the carriage of such cargo and complying with such requirements as to extra premiums or otherwise as the Insurers may prescribe;

20.2.11

not to employ the Vessels or either of them, or offer the Vessels or either of them to be employed, otherwise than in conformity with the terms of the Insurance Documents (including any express or implied warranties they contain), without first obtaining the Insurers’ consent to such other employment and complying with such requirements as to extra premiums or otherwise as the Insurers may prescribe, or arranging for additional insurance;

20.2.12

(without limitation to the generality of the foregoing) in particular not to permit the Vessels or either of them to enter or trade to any zone which is declared a war zone by any government or by the Insurers in respect of War Risks unless there shall have been effected by the Owners and at their expense such special insurance or the consent of the Insurers to enter or trade into such zone is obtained and the relevant Owner(s) is(are) complying with such requirements as to extra premiums or otherwise as the Insurers may prescribe;

20.2.13

to procure that all amounts payable under the Insurances are paid in accordance with the relevant loss payable clause under Clause 20.2.6 and to apply all amounts as are paid to the Owners for the purpose of making good the loss and fully repairing all damage in respect of which the said amounts shall have been received;

20.2.14

should a Vessel be laid up for any period, to arrange ‘lay-up’ Insurances for such Vessel during such period, at their own cost and upon such terms and conditions, in such amounts and with such Insurers as shall from time to time be approved in writing by the Security Trustee; and

20.2.15	to ensure and procure that during the period prior to the Delivery Date of each Vessel, such Vessel shall be insured in accordance with the terms of the Shipbuilding Contract in respect thereof.

21	RETENTION ACCOUNT

21.1

The Borrowers hereby agree to open the Retention Account with the Agent. On the date falling thirty (30) days after the Drawdown Date of each Delivery Advance and on the same date in each consecutive following calendar month (provided that if such day is not a Business Day, the next following Business Day) the Agent will transfer from the Earnings Accounts to the Retention Account an amount equal to one third (1/3rd) of the Repayment Instalment falling due under sub-Clause 10.1(a) on the next Repayment Date and the relevant monthly fraction of interest due on the next Interest Payment Date.

21.2

On each Repayment Date, the Agent shall (and is hereby irrevocably instructed to make the relevant transfers) transfer from the Retention Account to the loan account(s) held by it in connection with the Facility an amount equal to the Repayment Instalment in respect of the relevant Tranche payable on that date and on each Interest Payment Date the Agent shall transfer from the Retention Account to the loan account(s) held by it in connection with the Facility an amount equal to the interest payable under Clause 5 on that date.

21.3

In the event that there are insufficient funds in the Earnings Accounts to pay the amounts referred to in Clause 21.1 above the Borrowers agree to pay to the Agent an amount equal to the difference between the actual amount in the Earnings Accounts and the amount due under Clause 21.1 on the next Business Day in such month on the Agent’s first demand.

21.4

Save as provided in this Clause 21 and (in respect of monies credited to the Cash Collateral Account) in Clause 2.3, no moneys credited to any Account shall be paid to or to the order of the Borrowers without the Agent’s prior written consent.

21.5

The Agent shall pay interest to the Borrowers on the credit balances from time to time in the Accounts at the rate which it usually pays on equivalent amounts and in accordance with its usual practice on the basis of one month interest periods.

22	EVENTS OF DEFAULT

22.1

Each of the following events shall constitute an Event of Default (whether such event shall occur or come about voluntarily or involuntarily or by operation of law or regulation or pursuant to, or in compliance with any judgment, decree or order of any court or other authority)

22.1.1

the Borrowers shall fail to pay when due any amount (whether in respect of principal, interest or otherwise) under this Agreement or any of the other Finance Documents to which it is a party on the due date;

22.1.2

any representation, warranty or statement made by any Party (other than the Creditor Parties) in this Agreement or in the other Finance Documents or any certificate, statement or opinion delivered or made hereunder or under the other Finance Documents or in connection herewith or with the other Finance Documents shall be incorrect or inaccurate when made in any material respect;

22.1.3	an event of default or a potential event of default under any of the Subject Documents (as defined therein) shall have occurred;

22.1.4

the Borrowers or either of them shall fail duly and punctually to perform or observe any other term of this Agreement or the other Finance Documents to which each of the Borrowers is a party and such failure, if capable of remedy, shall continue for fourteen (14) days after the Security Trustee shall have given to the Borrowers notice of such failure;

22.1.5

except where contested in good faith by the appropriate proceedings, any other indebtedness of the Borrowers or either of them shall become due and payable or, with the giving of notice or lapse of time or both, capable of being declared due and payable, prior to its stated maturity by reason of any circumstance entitling the creditor(s) thereof to declare such indebtedness due and payable and such Indebtedness is not paid within fourteen (14) days thereof;

22.1.6

the Borrowers or either of them shall enter into voluntary or involuntary bankruptcy, liquidation or dissolution, or shall become insolvent, or an administrator, administrative receiver, receiver or liquidator shall be appointed of all or a material part of their undertakings or assets or proceedings are commenced by or against them under any reorganisation, arrangement, readjustment of debts, dissolution or liquidation law or regulation;

22.1.7	the Borrowers or either of them shall cease or threaten to cease to carry on its business;

22.1.8

there shall be a transfer or disposal of all or a substantial part of the assets of the Borrowers or either of them, whether by one or a series of transactions, related or not, without the prior written consent of the Security Trustee acting with the authorisation of the Instructing Group;

22.1.9

there is a considerable deterioration in the financial position of the Borrowers or either of them which in the reasonable opinion of the Security Trustee is likely to affect the ability of the Borrowers or either of them to pay all amounts due from time to time under this Agreement and/or the other Finance Documents;

22.1.10

any governmental or other consent, licence or authority required to make this Agreement and/or the other Finance Documents legal, valid, binding, enforceable and admissible in evidence or required to enable the Borrowers or either of them to perform their/its duties and discharge their/its liabilities hereunder or under the other Finance Documents is withdrawn or ceases to be in full force and effect unless the Borrowers or either of them procure that such consent, licence or authority is reinstated or re-issued to the satisfaction of the Security Trustee within fifteen (15) days of the said withdrawal or cessation; or

22.1.11	any of the events referred to in Clauses 22.1.1, 22.1.2, 22.1.3, 22.1.4, 22.1.5, 22.1.6, 22.1.7, 22.1.8, 22.1.9 or 21.1.10 occurs, mutatis mutandis, in respect of any other Security Party;

22.1.12

any Encumbrance which may for the time being affect any of the assets of the Borrowers or either of them or any of the other Security Parties which are considered, in the opinion of the Security Trustee, to be material becomes enforceable;

22.1.13	any event occurs which would result in the crystallisation of any floating charge over the whole or any part of the assets of the Borrowers or either of them or any other Security Party;

22.1.14	for any reason the Security Trustee certifies that in its opinion the security constituted by any of the Finance Documents is or may be in jeopardy in any respect;

22.1.15

the country of domicile of the Borrowers or either of them or of any other relevant jurisdiction affected by the financing herein provided becomes involved in hostilities or civil war or there is a seizure of power in that country by unconstitutional means if in any such case, the event could in the opinion of the Security Trustee reasonably be expected to have a material adverse effect on the ability of the Borrowers or either of them to comply with their/its obligations under any Subject Document;

22.1.16

all or a material part of the undertaking, assets, rights or revenues of the Borrowers or either of them are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government or governmental authority without the payment of compensation equivalent to their full value in a currency which is freely convertible into Euros;

22.1.17

there occur any circumstances of a national or international financial, political, military, social or economic nature which, in the opinion of the Security Trustee may have a material adverse effect on the financial condition of the Borrowers or either of them or of any of the other Security Parties or may imperil, delay or prevent fulfilment by the Borrowers or either of them of their/its obligations under any Subject Document;

22.1.18	any Advance is applied or used other than strictly for the purposes referred to in Clause 2.2;

22.1.19

an Owner sells, transfers, disposes of or encumbers its Vessel or any interest or share therein, or agree so to do (other than Permitted Encumbrances) without the prior written consent of the Security Trustee;

22.1.20	the Subject Documents or any of them shall cease, in whole or in part, to be valid, binding and enforceable;

22.1.21

a Vessel is arrested or detained and such arrest or detention is not released within fourteen (14) days, or an order for the sale of such Vessel is made by a court of competent jurisdiction or the Owner thereof ceases to retain possession and/or control of its Vessel for a period in excess of fourteen (14) days;

22.1.22

a Vessel is a Total Loss and the Agent and/or the Security Trustee shall not have received within one hundred eighty (180) days following the occurrence of the Total Loss (or such earlier date as the Total Loss claim is paid) from the Insurers the insurance proceeds paid in conformity with the terms of Clauses 8.1 and 8.2 or an equal amount from the Borrowers or either of them in case the Insurers do not accept the relevant Total Loss claim;

22.1.23	a Vessel is laid up for a period exceeding thirty (30) days without the prior written consent of the Banks or the Agent or the Security Trustee, as the case may be;

22.1.24	either Vessel is not delivered to and/or accepted by the Owner thereof by the Final Availability Date;

22.1.25

any one or more of the Shipbuilding Contracts, the Additional Works’ Contracts, the Refund Guarantees or any other Subject Document is amended or varied in any material (in the opinion of the Security Trustee) way or rescinded or terminated for any reason whatsoever without the Security Trustee’s prior written consent acting with the authorisation of the Instructing Group;

22.1.26	the Refund Guarantor fails to make any payment due by it to the relevant Owner under any Refund Guarantee; or

22.1.27	if an Event of Default occurs under and as defined in the L/C Facility Agreement or any of the other security documents executed pursuant thereto.

22.2	Upon the occurrence of an Event of Default and at any time thereafter, the Security Trustee may (and if instructed by an Instructing Group shall) by written notice to the Borrowers -

(a)

declare all or any part of the Indebtedness (including such unpaid interest as shall have accrued) immediately due and payable whereupon the Indebtedness (or the part of the Indebtedness referred to in the Security Trustee’s notice) shall immediately become due and payable without any further demand or notice of any kind; and/or

(b) declare that the Commitment of the Banks shall be cancelled, whereupon the same shall be cancelled; and/or

(c) take such Enforcement Action as Instructed by an Instructing Group

22.3

The Security Trustee and the other Creditor Parties may take any other action, exercise any other right or pursue any other remedy conferred upon the Security Trustee and/or any other Creditor Party by this Agreement and/or the other Finance Documents or by any applicable law or regulation or otherwise as a consequence of such Event of Default.

23	FEES

23.1

In addition to the fees paid upon on the date of acceptance of the Commitment Letter by the Borrowers and the Guarantors, the Borrowers have agreed to pay to the Agent for the account of the Arranger and the Lenders a non refundable fee (the “Arrangement Fee”) equal to 0.3750% of the aggregate amount of the Total Commitments out of which 1/3rd thereof shall be paid on the date hereof and an amount equal to the remaining 2/3rds thereof shall be paid on the Drawdown Date of the Advance first to occur.

23.2

The Borrowers shall pay to the Agent for the account of each Bank an availability fee of zero point forty per cent (0.40%) per annum on the from time to time available and undrawn amount of each Advance (the “Availability Fee”), such Availability Fee for each Advance shall accrue from the day to day for a period starting on the date of execution of the Commitment Letter and ending on the Drawdown Date of the Advance it relates or on the Applicable Availability Date in respect thereof, whichever is earlier, shall be calculated upon the exact number of days which have elapsed on the basis of a year consisting of three hundred sixty (360) days and shall be payable quarterly in arrears and on the Drawdown Date of the Advance it relates or the Applicable Availability Date in respect thereof, as the case may be.

24	EXPENSES

24.1

The Borrowers shall reimburse each Creditor Party on demand for all reasonable charges and expenses incurred by the Creditor Parties or any of them in connection with the preparation, negotiation and conclusion of this Agreement and the other Finance Documents (including, but not limited to, all costs and expenses of the Creditor Parties or any of them in connection with any assignment, transfer and sub-participation of their rights under this Agreement and the other Finance Documents) including fees and expenses of legal advisers and reasonable out-of-pocket expenses.

24.2

The Borrowers shall reimburse each Creditor Party on demand for all charges and expenses (including legal fees) incurred by any Creditor Party in or in connection with the exercise of the Security Trustee’s and/or the other Creditor Parties’ rights and powers under this Agreement and the other Finance Documents (including but not limited to the fees and charges of auditors, brokers, surveyors and legal counsel instructed by the Security Trustee and/or the other Creditor Parties) and with the actual, attempted or purported enforcement of, or preservation of rights under, this Agreement or the other Finance Documents.

25	INDEMNITY

The Borrowers hereby jointly and severally undertake and agree to indemnify the Creditor Parties, upon the Agent’s first demand, from and against any losses, costs or expenses (including legal expenses) which they incur in consequence of any Event of Default including (but without limitation) all losses, premiums and penalties incurred or to be incurred in liquidating or redeploying deposits made by third parties or funds acquired or arranged to effect or maintain the Facility or any part thereof.

26	STAMP DUTIES

The Borrowers shall pay any and all stamp, registration and similar taxes and charges of whatsoever nature, which may be payable or determined to be payable on, or in connection with, the execution, registration, notarisation, performance or enforcement of this Agreement or the other Finance Documents. The Borrowers shall indemnify the Creditor Parties against any and all liabilities with respect to or resulting from delay or omission on the part of the Borrowers to pay any such taxes.

27	VARIATIONS AND WAIVERS

27.1	Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax by the Borrowers, by the Security Trustee on behalf and with the consent of the Instructing Group, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2

However, as regards the following, Clause 27.1 applies as if the words “by the Security Trustee on behalf and with the consent of the Instructing Group” were replaced by the words “by or on behalf and with the consent of every Bank”:

	(a)	a change in the definition of the Applicable Margin or in the definition of EURIBOR;

	(b)	a change to the date for, or the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

	(c)	a change to any Bank’s Commitment;

	(d)	an extension of the Availability Period;

	(e)	a change to the definition of “Instructing Group” or “Finance Documents”;

	(f)	a change of the Manager as manager of the Vessels or the terms and conditions of management of the Vessels;

	(g)	a change to the preamble or to Clauses 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 12, 13, 15, 17, 22 or 36;

	(h)	a change to this Clause 27;

	(i)	any release of, or material variation to, an Encumbrance, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

	(j)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Bank’s consent is required.

27.3

Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

	(a)	a provision of this Agreement or another Finance Document; or

	(b)	an Event of Default; or

(c) a breach by the Borrowers or either of them or any other Security Party of an obligation under a Finance Document or the general law; or

(d) any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	PARTIAL INVALIDITY

In the event that any term or condition of this Agreement is rendered or declared illegal, invalid or inoperative in whole or in part by any statute, rule or regulation or any decision of any court or tribunal of competent jurisdiction then such determination or declaration shall neither affect nor impair the validity of any other term or condition of this Agreement which (save as aforesaid) will remain in full force and effect nor the legality, validity or enforceability of such term or condition under the law of any other jurisdiction.

29	THE ARRANGER, THE AGENT, THE SECURITY TRUSTEE, THE L/C BANK AND THE BANKS

29.1

Each Bank and the L/C Bank irrevocably appoints: (i) the Arranger as arranger of the Facility and the L/C Facility, (ii) the Agent (acting on the instructions from time to time of an Instructing Group) shall act as its agent for the purposes of this Agreement and such of the other Finance Documents to which it may be appropriate for the Agent to be party and otherwise in connection with the administration of the Facility and the L/C Facility and all payments and repayments of the Indebtedness, and (iii) the Security Trustee as security trustee for the purposes of the Finance Documents and to receive, hold, administer and enforce the Finance Documents for the benefit of the Banks and the L/C Bank and each Bank and the L/C Bank authorises the Arranger, the Agent and the Security Trustee (whether or not by or through employees or agents) to take such action on such Bank’s or L/C Bank’s behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to them by this Agreement and the other Finance Documents, together with such powers and discretion’s as are reasonably incidental thereto. The Arranger, the Agent and the Security Trustee shall not however, have any duties, obligations or liabilities to the Banks or to the L/C Bank beyond those expressly stated in this Agreement and the other Finance Documents.

29.2	Each Servicing Bank shall:

29.2.1

promptly send to each of the other Creditor Parties details of each communication received by it from the Borrowers under this Agreement or any other Finance Document, except that details of any communication relating to a Bank or to the L/C Bank shall be sent only to that Bank or the L/C Bank as appropriate;

29.2.2

(in the case of the Security Trustee) promptly send to each of the other Creditor Parties a copy of any legal opinion delivered under this Agreement or any other Finance Document and of any document or information received by it under Clause 16;

29.2.3

subject to the other provisions of this Clause 29, act in accordance with any instructions from the Instructing Group or, if so instructed by the Instructing Group, refrain from exercising a right, power or discretion vested in it under this Agreement or any other Finance Document; and

29.2.4	have only those duties, obligations and responsibilities, of an administrative nature, expressly specified in this Agreement and the other Finance Documents.

29.3	Each Servicing Bank may:

29.3.1	perform any of its functions under this Agreement and the other Finance Documents by or through its personnel or agents;

29.3.2

refrain from doing anything under this Agreement and the other Finance Documents until it has received instructions from the Instructing Group as to whether (and, if it is to be, the way in which) it is to be done and shall in all cases be fully protected when acting, or (if so instructed) refraining from acting, in accordance with instructions from the Instructing Group;

29.3.3

treat (a) each Bank as the person entitled to repayment of that part of the Facility of which it is a lender and has been advanced by it unless all or part of the relevant Banks’ Commitment has been transferred to another bank (or the Agent has received notice of assignment of all or part of it) in accordance with Clause 31 whereupon such other bank shall be entitled to repayment of its share in the Commitments advanced and (b) the office notified by each Bank to the Agent for this purpose before the signing of this Agreement (or, as the case may be, set out in the relevant Transfer Certificate) as its facility office unless the Agent has received from such Bank or such other bank a notice of change of facility office. Each Servicing Bank may act on any such certificate until it is superseded by a further transfer;

29.3.4

refrain from disclosing any document or information if such disclosure (and may refrain from doing anything which) would or might in its opinion be contrary to any law, be a breach of any duty of secrecy or confidentiality or otherwise render it liable to any person and may do anything which is in its opinion necessary to comply with any law;

29.3.5	assume that no Event of Default or Potential Event of Default has occurred unless an officer of the relevant Servicing Bank (as the case may be) acquires actual knowledge to the contrary; and

29.3.6

refrain from taking any step (or further step) to protect or enforce the rights of any person under this Agreement and the other Finance Documents until it has been indemnified (or received confirmation that it will be so indemnified) and/or secured to its satisfaction against any and all costs, losses, expenses or liabilities (including legal fees) which it would or might sustain or incur as a result.

29.4	Each Servicing Bank may:

29.4.1	rely on any communication, certificate, legal opinion or other document believed by it to be genuine;

29.4.2	rely as to any matter of fact which might reasonably be expected to be within the knowledge of any person on a statement by or on behalf of that person;

29.4.3	obtain and pay for such legal or other expert advice or services as may to it seem necessary or desirable and rely on any such advice;

29.4.4

provide to any person engaged to provide expert advice or services in connection with this Agreement and the other Finance Documents, copies of all information in its possession or to which it is entitled under or in connection with this Agreement and the other Finance Documents; and

29.4.5	retain for its own benefit and without liability to account any fee or other sum receivable by it for its own account.

29.5

The Arranger, the Agent and the Security Trustee each agrees and declares, and each of the Banks and the L/C Bank acknowledges, that, subject to the terms and conditions of this Clause, the Agent and the Security Trustee hold the Trust Property on trust for the Banks and the L/C Bank in accordance with their respective Proportionate Shares, absolutely. Each of the Banks and the L/C Bank agrees that the obligations, rights and benefits vested in the Agent and the Security Trustee shall be performed and exercised in accordance with this Clause. The Agent and the Security Trustee shall have the benefit of all of the provisions of this Agreement benefiting them in their capacity as agent and security trustee for the Banks and the L/C Bank, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:-

29.5.1

each of the Agent and the Security Trustee (and any attorney, agent or delegate of the Agent and/or the Security Trustee) may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Agent and/or the Security Trustee or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents; and

29.5.2

the Banks and the L/C Bank acknowledge that the Agent and/or the Security Trustee shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any Insurance; and

29.6

The perpetuity period of the trusts constituted or evidenced by this Agreement shall remain in full force and effect until the earlier of the expiration of a period of eighty (80) years from the date of this Agreement and the expiration of the Security Period.

29.7

The Security Trustee and the other Servicing Banks may not, except to the extent expressly authorised by the other provisions of this Agreement or any Finance Document, agree amendments or modifications to any of the Finance Documents, without the prior written instructions of the Instructing Group or all the Banks as applicable.

29.8

With respect to any sums due to any Servicing Bank for its own account under this Agreement and/or the other Finance Documents, such Servicing Bank shall have the same rights and powers under this Agreement as the Banks and the L/C Bank and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and the term “Bank” or “L/C Bank” shall, unless the context clearly otherwise indicates, include each Servicing Bank in its individual capacity.

29.9	No Servicing Bank shall:

29.9.1

(save if otherwise expressly provided herein) be obliged to request any certificate or opinion under this Agreement or any of the other Finance Documents unless so required in writing by the Instructing Group, in which case the relevant Servicing Bank shall promptly make the appropriate request or be obliged to make any enquiry as to any default in the performance or observance of any of the provisions of this Agreement or the other Finance Documents or as to the existence of an Event of Default unless such Servicing Bank has actual knowledge thereof or has been notified in writing thereof by any other Creditor Party, in which case such Servicing Bank shall promptly notify the other Creditor Parties of the relevant event or circumstance; or

29.9.2

be liable to any other Creditor Party for any action taken or omitted under or in connection with this Agreement and the other Finance Documents unless caused by its gross negligence or wilful misconduct.

29.10

Each Servicing Bank shall (subject to its being indemnified to its satisfaction) take such action or, as the case may be, refrain from taking such action with respect to any Event of Default of which it has actual knowledge, as the Instructing Group may reasonably direct.

29.11

Each Bank and the L/C Bank acknowledges that it has not relied on any statement, opinion, forecast or other representation made by any Servicing Bank to induce it to enter into this Agreement and/or the other Finance Documents and that it has made and will continue to make, without reliance on any Servicing Bank and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Borrowers and its own independent investigation of the financial condition and affairs of the Borrowers in connection with the making and continuation of the Facility under this Agreement. No Servicing Bank shall have any duty or responsibility, either Initially or on a continuing basis, to provide the other Creditor Parties with any credit or other information with respect to the Borrowers.

29.12

No Servicing Bank shall have any responsibility to any Bank or any other Creditor Party on account of the failure of the Borrowers to perform their obligations under this Agreement and/or the other Finance Documents or for the financial condition of the Borrowers or for the completeness or accuracy of any statements, representations or warranties in this Agreement and/or the other Finance Documents or any document delivered under this Agreement and/or the other Finance Documents or for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of this Agreement and/or the other Finance Documents or of any certificate, report or other document executed or delivered under this Agreement and/or the Security Documents or otherwise in connection with the Facility or any part thereof made available pursuant to this Agreement or its negotiation or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Instructing Group. Each Servicing Bank shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers.

29.13

Each Servicing Bank may, without any liability to account to the Banks or to the L/C Bank or to any other Creditor Party, accept deposits from, lend money to, and generally engage in any kind of banking or trust business with, the Borrowers or any Bank or the L/C Bank as if it were not a Servicing Bank.

29.14

Each Bank (to the extent not being reimbursed by the Borrowers) shall reimburse each Servicing Bank in the proportion borne by its commitment to the Total Commitments, for the charges and expenses incurred by such Servicing Bank in connection with the negotiation, preparation, syndication, execution and, where relevant, registration of this Agreement and the other Finance Documents and/or in contemplation of, or otherwise in connection with, the enforcement of, or the preservation of any rights under, or in carrying out its respective duties under, this Agreement and the other Finance Documents including (in each case) the fees and expenses of legal or other professional advisers. Each Bank (to the extent not being reimbursed by the Borrowers) shall indemnify each Servicing Bank in the proportion borne by its Commitment to the Total Commitments against all liabilities, damages, costs and claims whatsoever incurred by each Servicing Bank in connection with this Agreement and the other Finance Documents or any action taken or omitted by such Servicing Bank under this Agreement and the Security Documents, unless such liabilities, damages, costs or claims arise from such Servicing Bank’s own gross negligence or wilful misconduct.

29.15

Each Servicing Bank shall have full power to determine all questions and doubts arising in relation to the interpretation or application of any of the provisions of this Agreement or any of the Security Documents as it affects such Servicing Bank and every such determination (whether made upon a question actually raised or implied in the acts or proceedings of such Servicing Bank) shall be conclusive.

29.16	In its capacity as trustee in relation to the Finance Documents and in relation to the Trust Property, the Security Trustee -

29.16.1

shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the other Finance Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Trustee by this Agreement and/or any other Finance Document provided that the Security Trustee may only exercise such powers and discretions to the extent that the Security Trustee is authorised so to exercise the same in accordance with the provisions of this Agreement and/or any other Finance Document;

29.16.2

shall be entitled to invest moneys forming part of the Trust Property and which, in the opinion of the Security Trustee may not be paid out promptly following receipt in the name or under the control of the Security Trustee in any of the investments for the time being authorised by law for the investment by trustees of trust moneys or in any other property or investments whether similar to the aforesaid or not or by placing the same on deposit in the name or under the control of the Security Trustee as the Security Trustee may think fit without being under any duty to diversify its investments and the Security Trustee may at any time vary or transpose any such property or investments for or into any others of a like nature and shall not be responsible for any loss due to depreciation in value or otherwise of such property or investments (and on the basis that any investment of any part or all of the Trust Property may, at the discretion of the Security Trustee be made or retained in the names of nominees); and

29.16.3

may, in the conduct of its obligations under and in respect of the Finance Documents (otherwise than in relation to its right to make any declaration, determination or decision), instead of acting personally, employ and pay any agent (whether being a lawyer or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Trustee (including the receipt and payment of money) on the basis that -

29.16.3.1

any such agent engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his in connection with such trusts; and

29.16.3.2

the Security Trustee shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of any such agent if the Security Trustee shall have exercised reasonable care in the selection and instructions of such agent.

30	RETIREMENT OF THE SERVICING BANKS

30.1

Each Servicing Bank may and if requested by the Instructing Group shall (which the Instructing Group may only request if they have good cause to do so) retire from its appointment under this Agreement and the other Finance Documents at any time and by giving not less than 30 days prior written notice to that effect to each of the other parties hereto, provided that no such retirement shall be effective until a successor for such Servicing Bank is appointed in accordance with the following provisions of this Clause 30:

30.1.1	If any Servicing Bank gives notice of its retiring pursuant to Clause 30.1, during the period of such notice:

(a)

the retiring Servicing Bank may appoint as successor Servicing Bank a banking corporation or financial institution or related company owned by such retiring Servicing Bank by at least 50% or another Bank or a banking corporation or financial institution or related company owned by one of the Banks by at least 50%, without requiring for such appointment the prior written consent and/or consultation of the Instructing Group and/or the Borrowers, or such appointment not being applicable;

(b) the Instructing Group may appoint as successor Servicing Bank any of the Banks, or failing such appointment;

(c) the retiring Servicing Bank may appoint as successor Servicing Bank any reputable and experienced bank or financial institution or related company approved by the Instructing Group; or

30.1.2

if during the period of such notice no successor is so appointed pursuant to sub-clauses 30.1.1(a), (b) and (c), the retiring Servicing Bank may appoint a successor Servicing Bank itself any reputable and experienced bank or financial institution nominated by such retiring Servicing Bank;

and either the provisions of Clause 30.1.1 or 30.1.2 have been complied with.

30.2

Upon any such successor as aforesaid being appointed, the retiring Servicing Bank shall be discharged from any further obligation under this Agreement and the other Finance Documents and its successor and each of the other parties to this Agreement and/or the other Finance Documents shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement and/or the other Finance Documents in place of the retiring Servicing Bank and the parties to this Agreement and/or the other Finance Documents and the successor agent, successor paying agent and the security trustee shall, prior to such retirement, execute such amendments to this Agreement and/or the other Finance Documents as may be necessary as a result of such substitution.

31	ASSIGNMENTS AND TRANSFERS

31.1	This Agreement shall be binding upon and endure to the benefit of each party hereto and its successors and permitted assigns and transferees.

31.2	No Borrower (in any of its capacities) shall be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder or under the Subject Documents.

31.3

Any Bank may at any time assign to any one or more banks or other financial institutions all or any part of such Bank’s rights and benefits hereunder or transfer in accordance with Clause 31.5 all or any part of such Bank’s rights, benefits and obligations to any bank or financial institution.

31.4

If any Bank assigns all or any of its rights and benefits hereunder in accordance with Clause 31.3, then, unless and until the, relevant Bank, as transferor, the transferee and the Borrowers have duly completed and duly executed a Transfer Certificate in accordance with Clause 31.5, the other parties hereto shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been a party hereto.

31.5

Subject to the provisions of Clauses 31.6, 31.7, 31.8 and 31.9, if any Bank wishes to transfer all or any part of its Commitment as contemplated in Clause 31.3, then such transfer may be effected by the delivery to the Agent of a duly completed and duly executed Transfer Certificate and upon the later of the date of receipt by the Agent of such Transfer Certificate and the date of transfer specified therein:

(a)

to the extent that the Bank in question seeks to transfer its rights and/or obligations, the Borrowers (on the one hand) and the Bank in question (on the other) shall be released from all further obligations towards the other;

	(b)	the Borrowers (on the one hand) and the Transferee (on the other) shall assume obligations towards the other identical to those released pursuant to Clause 31.5(a);

	(c)	the Commitment of such Bank party to such Transfer Certificate shall be reduced by the amount expressed in such Transfer Certificate to be transferred to the Transferee;

(d)

the Transferee party to such Transfer Certificate shall become a party to this Agreement as a Bank entitled to the rights and liable to observe the obligations of a Bank with a Commitment equal to the amount expressed in such Transfer Certificate to be transferred to such Transferee; and

(e)

the other parties hereto shall acquire the same rights and benefits (including but not limited to rights in the trust declared by the Security Trustee in Clause 29) and assume the same obligations between themselves vis-à-vis the Transferee as they would have acquired and assumed had such Transferee been an original party hereto as the Bank with a Commitment equal to the amount expressed in such Transfer Certificate to be transferred to the Transferee.

31.6

Each of the parties hereto confirms that (a) the delivery to a Transferee of a Transfer Certificate signed by a Bank constitutes an irrevocable offer by each of the parties hereto to accept such Transferee (subject to the conditions set out herein) as a Bank party hereto with the rights and obligations so expressed to be transferred and (b) such offer may be accepted by such Transferee by the execution of such Transfer Certificate by such Transferee and (c) the provisions of this Agreement shall apply to the contract between the parties thereto arising as a result of the acceptance of such offer.

31.7

The Transferee and all other relevant parties undertake to execute all further documents, at the expense of the Transferee, to give effect and validity to the required transfer of all interests in the Trust Property and Security Documents in consequence of the Transfer Certificate.

31.8	On the date on which a transfer takes effect pursuant to this Clause 31 the Transferee in respect of such transfer shall pay to the Agent for its own account a fee of US$1,000.

31.9

The Agent shall not be obliged to accept any Transfer Certificate received by it hereunder and no such Transfer Certificate may take effect on any day on or after the receipt by the Agent of the Notice of Drawdown and prior to the Drawdown Date.

31.10	The Borrowers, the Arranger, the Agent, the Security Trustee, each Bank and the L/C Bank irrevocably authorises the Agent to sign Transfer Certificates on its behalf.

31.11

The Agent shall promptly notify the other Creditor Parties of the receipt by it of any Transfer Certificate, identifying in such notice the parties thereto in their respective capacities and the portion of the Commitment transferred (as specified in such Transfer Certificate).

31.12

The Agent shall be fully entitled to rely on any Transfer Certificate delivered to it in accordance with the foregoing provisions which is complete and regular on its face as regards its contents and purportedly signed on behalf of the Bank and the Transferee and shall have no liability or responsibility to any party as a consequence of placing reliance upon and acting in accordance with any such Transfer Certificate.

31.13

Any Bank may provide or disclose to any actual or potential Transferee or assignee or to any person who may otherwise enter into contractual relations with such Bank in relation to this Agreement, a copy of this Agreement, copies of all information provided by the Borrowers pursuant to each Subject Document to which it is party, details of drawings made by the Borrowers thereunder, information regarding the performance of the Borrowers of their obligations thereunder.

31.14	A Bank may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a) on the date of which the Agent receives a notice; and

(b) the date, if any, specified in the notice as the date on which the change shall come into effect.

31.15

On receiving such a notice, the Agent shall notify the Borrowers and the other Creditor Parties and until the Agent receives such a notice, it shall be entitled to assume that a Bank is acting through its lending office of which the Agent last had notice.

32	LANGUAGE

32.1

Each document, instrument, certificate or statement referred to herein or to be delivered hereunder by the Borrowers shall, if not in the English language, be accompanied by an English translation thereof certified by the Borrowers, which translation shall prevail in the case of conflict with the non-English version.

33	NON-IMMUNITY

33.1	The Borrowers do not have any right of immunity from set-off, suit or execution, attachment or other legal process under the laws of England or any other jurisdiction.

33.2

The exercise by the Borrowers of their rights and performance and discharge of their duties and liabilities hereunder will constitute commercial acts done and performed for private and commercial purposes.

33.3

To the extent that the Borrowers may in any jurisdiction, in which proceedings may at any time be taken for the enforcement of this Agreement and/or any of the other Finance Documents, claim for themselves or their assets immunity from suit, judgment, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process, and to the extent that in any such jurisdiction there may be attributed to itself or its assets any such immunity (whether or not claimed), the Borrowers hereby irrevocably agree not to claim and hereby irrevocably waive any such immunity to the full extent permitted by the laws of such jurisdiction.

34	NOTICES

34.1

Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

34.2	A notice shall be sent:

	(a)	to the Borrowers:	c/o AEGEAN BUNKERING SERVICES INC.
42, Hadjikyriakou Street Piraeus 185 38, Greece Fax No: + (30 210) 458 6242

	(b)	to a Bank:	At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate

	(c)	to the Arranger, the Agent and the Security Trustee:	AEGEAN BALTIC BANK S.A. 28 Diligianni Street 145 62 Kifissia Greece Fax No: + (30 210) 623 4192/3

	(d)	to the L/C Bank:	HSH NORDBANK AG Gerhart-Hauptmann-Platz 50 20095 Hamburg

Germany Fax Nr: 004940 333334118

or to such other address as the relevant party may notify the Servicing Banks or, if the relevant party is a Creditor Party or a Servicing Bank, the L/C Bank, the Borrowers, the other Creditor Parties and the Security Parties.

34.3	Subject to Clauses 34.4 and 34.5:

34.3.1	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

34.3.2	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

34.4	However, if under Clause 34.3 a notice would be deemed to be served:

34.4.1	on a day which is not a Business Day in the place of receipt; or

34.4.2	on such a Business Day, but after 5 p.m. local time;

the notice shall (subject to Clause 34.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a Business Day.

34.5

Clauses 34.3 and 34.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form, which is illegible in a material respect.

34.6

A notice under or in connection with a Finance Document shall not be invalid by reason that the manner of serving it does not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice.

34.7	Any notice under or in connection with a Finance Document shall be in English.

34.8	In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

35	SUPPLEMENTAL

35.1	The rights and remedies which the Finance Documents give to each Creditor Party are:

35.1.1	cumulative;

35.1.2	may be exercised as often as appears expedient; and

35.1.3	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

35.2

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

35.3	A Finance Document may be executed in any number of counterparts.

35.4	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

36	LAW AND JURISDICTION

36.1	This Agreement shall in all respects be governed by, and construed in accordance with, English law.

36.2	Subject to Clause 36.3, the courts of England shall have exclusive jurisdiction to settle any disputes, which may arise out of or in connection with this Agreement.

36.3	Clause 36.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

36.3.1

to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of the Republic of Greece and/or any country other than England or Greece and which have or claim jurisdiction to that matter; and

36.3.2	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or Greece or without commencing proceedings in England or Greece.

The Borrowers shall not commence any proceedings in any country other than England in relation to a matter, which arises out of or in connection with this Agreement.

36.4

Each of the Borrowers irrevocably appoints Messrs. RICHES CONSULTING, presently at Old Jarretts Farm House, Brantbridge Lane, Balcombe, West Sussex, RH176JR, England to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

36.5

Each of the Borrowers irrevocably designates and appoints Mr. SPYRIDON FOKAS, an attorney-at-law with offices at 53, Filonos Street, Piraeus, Greece, as agent for the service of process in Greece (“antiklitos”) and agrees to consider any legal process or any demand or notice made served on behalf of the Creditor Parties and/or the Security Trustee on the said agent as being made to the Borrowers. The designation of such an authorized agent (“antiklitos”) shall remain irrevocable until all Indebtedness shall have been paid in full in accordance with the terms of this Agreement and the other Finance Documents.

36.6

Each of the Borrowers irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

36.7

Nothing in this Clause 36 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

36.8	In this Clause 36, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure or enforcement court order (diatagi pliromis).

37	THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS

In case of any conflict between the provisions of this Agreement and any of the other Finance Documents the provisions of this Agreement shall prevail.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

THE BORROWERS

Signed by	)
)
SPYRIDON FOKAS	)
the duly authorised attorney-in-fact	)
for and on behalf of	)
OCEAN DYNAMIC CORP.	)	/s/ SPYRIDON FOKAS
pursuant to a power	)
of attorney dated: 12th October 2005)
in the presence of -)

/s/ KYRIAKOS SPOULLOS
KYRIAKOS SPOULLOS
Attorney-at-law
15, Filikis Eterias Square
106-73, Athens - Greece
Tel.: +30 210 7206.900
Fax: +30 210 7231.462

Signed by	)
)
SPYRIDON FOKAS	)
the duly authorised attorney-in-fact	)
for and on behalf of	)
SEA GLOBAL S.A.	)	/s/ SPYRIDON FOKAS
pursuant to a power	)
of attorney dated: 12th October 2005)
in the presence of -)

/s/ KYRIAKOS SPOULLOS
KYRIAKOS SPOULLOS
Attorney-at-law
15, Filikis Eterias Square
106-73, Athens - Greece
Tel.: +30 210 7206.900
Fax: +30 210 7231.462

THE BANKS

Signed by	)
)
IOANNIS PAPAPETROS	)
the duly authorised attorney-in-fact	)
for and on behalf of	)
HSH NORDBANK AG	)	/s/ IOANNIS PAPAPETROS
in its capacity as Bank	)
pursuant to a power	)
of attorney dated: 6th October 2005)
In the presence of -)

/s/ KYRIAKOS SPOULLOS
KYRIAKOS SPOULLOS
Attorney-at-law
15, Filikis Eterias Square
106-73, Athens - Greece
Tel.: +30 210 7206.900
Fax: +30 210 7231.462

Signed by	)
PHILIPPOS TSAMANIS	)
MARIA AGATIANOU	)
the duly authorised attorney-in-fact	)	/s/ PHILIPPOS TSAMANIS
for and on behalf of	)
AEGEAN BALTIC BANK S.A.	)
in its capacity as Bank	)
pursuant to a power	)
of attorney dated: 13th October 2005)		/s/ MARIA AGATIANOU
in the presence of	)

/s/ KYRIAKOS SPOULLOS
KYRIAKOS SPOULLOS
Attorney-at-law
15, Filikis Eterias Square
106-73, Athens - Greece
Tel.: +30 210 7206.900
Fax: +30 210 7231.462

THE L/C BANK

Signed by	)
)
IOANNIS PAPAPETROS	)
the duly authorised attorney-in-fact	)
for and on behalf of	)
HSH NORDBANK AG	)	/s/ IOANNIS PAPAPETROS
in its capacity as the L/G Bank	)
pursuant to a power	)
of attorney dated: 6th October 2005)
in the presence of -)

/s/ KYRIAKOS SPOULLOS
KYRIAKOS SPOULLOS
Attorney-at-law
15, Filikis Eterias Square
106-73, Athens - Greece
Tel.: +30 210 7206.900
Fax: +30 210 7231.462

THE ARRANGER, THE AGENT AND SECURITY TRUSTEE

Signed by	)
PHILIPPOS TSAMANIS	)	/s/ PHILIPPOS TSAMANIS
MARIA AGATIANOU	)
the duly authorised attorney-in-fact	)
for and on behalf of	)
AEGEAN BALTIC BANK S.A.	)
in its capacity as the Arranger,	)
the Agent and Security Trustee	)
pursuant to a power	)
of attorney dated: 13th October 2005)		/s/ MARIA AGATIANOU
in the presence of -)

/s/ KYRIAKOS SPOULLOS
KYRIAKOS SPOULLOS
Attorney-at-law
15, Filikis Eterias Square
106-73, Athens - Greece
Tel.: +30 210 7206.900
Fax: +30 210 7231.462